Exhibit 99.1

Assured Guaranty Corp.

Condensed Consolidated Financial Statements

(Unaudited)

June 30, 2019

Assured Guaranty Corp.

Index to Condensed Consolidated Financial Statements

June 30, 2019

Assured Guaranty Corp.

Condensed Consolidated Balance Sheets (unaudited)

(dollars in millions except par value and share amounts)

	As of June 30, 2019	As of December 31, 2018
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $2,558 and $2,743)	$2,726	$2,907
Short-term investments, at fair value	178	126
Other invested assets	2	2
Equity method investments	207	234
Total investment portfolio	3,113	3,269
Cash	114	31
Premiums receivable, net of commissions payable	180	199
Ceded unearned premium reserve	193	221
Reinsurance recoverable on unpaid losses	125	171
Salvage and subrogation recoverable	226	214
Financial guaranty variable interest entities’ assets, at fair value	103	101
Other assets	301	252
Total assets	$4,355	$4,458
Liabilities and shareholder's equity
Unearned premium reserve	$887	$982
Loss and loss adjustment expense reserve	429	386
Note payable to affiliate	300	300
Credit derivative liabilities	220	182
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	101	108
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	2	1
Other liabilities	181	170
Total liabilities	2,120	2,129
Commitments and contingencies (see Note 13)
Preferred stock ($1,000 par value, 200,004 shares authorized; 0 issued and outstanding)	—	—
Common stock (493,339 shares authorized, $1,058.38 par value, 14,173 shares issued and outstanding in 2019 and 495,559 shares authorized, $915.05 par value, 16,393 shares issued and outstanding in 2018)	15	15
Additional paid-in capital	742	842
Retained earnings	1,330	1,333
Accumulated other comprehensive income, net of tax of $25 and $24	148	139
Total shareholder's equity	2,235	2,329
Total liabilities and shareholder's equity	$4,355	$4,458

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Condensed Consolidated Statements of Operations (unaudited)

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues
Net earned premiums	$33	$33	$63	$74
Net investment income	46	30	80	63
Net realized investment gains (losses)	2	(2)	2	(3)
Net change in fair value of credit derivatives	(12)	43	(30)	72
Fair value gains (losses) on committed capital securities	9	—	5	(1)
Other income (loss)	9	2	13	5
Total revenues	87	106	133	210
Expenses
Loss and loss adjustment expenses	(8)	1	33	2
Interest expense on note payable to affiliate	2	2	5	5
Other expenses	14	19	32	34
Total expenses	8	22	70	41
Income (loss) before income taxes and equity in net earnings of investees	79	84	63	169
Equity in net earnings of investees	—	(1)	1	(1)
Income (loss) before income taxes	79	83	64	168
Provision (benefit) for income taxes	15	14	10	30
Equity in after-tax net earnings of Municipal Assurance Holdings Inc.	5	6	9	13
Net income (loss)	$69	$75	$63	$151

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Condensed Consolidated Statements of Comprehensive Income (unaudited)

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income (loss)	$69	$75	$63	$151
Change in net unrealized gains (losses) on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $7, $0, $16 and $(8)	22	2	62	(39)
Investments with other-than-temporary impairment, net of tax provision (benefit) of $(14), $0, $(15) and $0	(49)	—	(54)	3
Change in net unrealized gains (losses) on investments	(27)	2	8	(36)
Change in net unrealized gains (losses) on financial guaranty variable interest entities' liabilities with recourse resulting from a change in the instrument-specific credit risk, net of tax	1	—	1	—
Other comprehensive income (loss)	(26)	2	9	(36)
Comprehensive income (loss)	$43	$77	$72	$115

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.
Condensed Consolidated Statements of Shareholder's Equity (unaudited)
(dollars in millions, except share data)
For the Three Months Ended June 30, 2019

	Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at March 31, 2019	16,393	$15	$842	$1,285	$174	$2,316
Net income	—	—	—	69	—	69
Dividends	—	—	—	(24)	—	(24)
Common stock repurchases (see Note 14)	(2,220)	—	(100)	—	—	(100)
Other comprehensive loss	—	—	—	—	(26)	(26)
Balance at June 30, 2019	14,173	$15	$742	$1,330	$148	$2,235

For the Three Months Ended June 30, 2018

	Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at March 31, 2018	16,393	$15	$842	$1,282	$165	$2,304
Net income	—	—	—	75	—	75
Dividends	—	—	—	(24)	—	(24)
Other comprehensive income	—	—	—	—	2	2
Balance at June 30, 2018	16,393	$15	$842	$1,333	$167	$2,357

Assured Guaranty Corp.
Condensed Consolidated Statements of Shareholder's Equity (unaudited) (continued)
(dollars in millions, except share data)
For the Six Months Ended June 30, 2019

	Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2018	16,393	$15	$842	$1,333	$139	$2,329
Net income	—	—	—	63	—	63
Dividends	—	—	—	(66)	—	(66)
Common stock repurchases (see Note 14)	(2,220)	—	(100)	—	—	(100)
Other comprehensive income	—	—	—	—	9	9
Balance at June 30, 2019	14,173	$15	$742	$1,330	$148	$2,235

For the Six Months Ended June 30, 2018

	Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2017	20,834	$15	$1,042	$1,253	$208	$2,518
Net income	—	—	—	151	—	151
Dividends	—	—	—	(76)	—	(76)
Common stock repurchases (see Note 14)	(4,441)	—	(200)	—	—	(200)
Other comprehensive loss	—	—	—	—	(36)	(36)
Effect of adoption of ASU 2016-01 (see Note 14)	—	—	—	5	(5)	—
Balance at June 30, 2018	16,393	$15	$842	$1,333	$167	$2,357

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in millions)

	Six Months Ended June 30,
	2019	2018
Net cash flows provided by (used in) operating activities	$68	$439
Investing activities
Fixed-maturity securities:
Purchases	(197)	(246)
Sales	178	288
Maturities and paydowns	237	96
Short-term investments with original maturities of over three months:
Purchases	(9)	(2)
Maturities and paydowns	5	1
Net sales (purchases) of short-term investments with original maturities of less than three months	(43)	(222)
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	11	13
Other	9	—
Net cash flows provided by (used in) investing activities	191	(72)
Financing activities
Dividends paid	(66)	(76)
Net paydowns of financial guaranty variable interest entities’ liabilities	(10)	(13)
Repurchases of common stock	(100)	(200)
Net cash flows provided by (used in) financing activities	(176)	(289)
Increase (decrease) in cash and restricted cash	83	78
Cash and restricted cash at beginning of period (see Note 7)	31	46
Cash and restricted cash at end of period (see Note 7)	$114	$124
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$—	$(5)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Notes to Condensed Consolidated Financial Statements (unaudited)

June 30, 2019

1.	Business and Basis of Presentation

Business

Assured Guaranty Corp. (AGC and, together with its subsidiaries, the Company), a Maryland domiciled insurance company, is an indirect and wholly-owned subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets. The Company applies its credit underwriting judgment, risk management skills and capital markets experience primarily to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (debt service), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. The Company markets its financial guaranty insurance directly to issuers and underwriters of public finance and structured finance securities as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S. and the United Kingdom (U.K.), and also guarantees obligations issued in other countries and regions, including Australia and Western Europe.

Basis of Presentation

The unaudited interim condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management's opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated variable interest entities (VIEs) are reflected in the periods presented and are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim condensed consolidated financial statements are as of June 30, 2019 and cover the three-month period ended June 30, 2019 (Second Quarter 2019), the three-month period ended June 30, 2018 (Second Quarter 2018), the six-month period ended June 30, 2019 (Six Months 2019) and the six-month period ended June 30, 2018 (Six Months 2018). Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted. The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP. The presentation of cash flow amounts related to short-term investments was changed during the fourth quarter of 2018 to reflect cash flows on a gross, rather than a net, basis. The presentation of equity in net earnings of investees was changed in 2019 to reclassify amounts previously reported in other income to a separate line item on the condensed consolidated statements of operations. Certain prior year balances have been reclassified to conform to the current year's presentation.

The unaudited interim condensed consolidated financial statements include the accounts of AGC and its subsidiaries and its consolidated VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the annual consolidated financial statements of AGC included in Exhibit 99.1 in AGL's Form 8-K dated March 27, 2019, filed with the U.S. Securities and Exchange Commission (SEC).

AGC owns 39.3% of Municipal Assurance Holdings Inc. (MAC Holdings), incorporated in Delaware. AGC's affiliate, Assured Guaranty Municipal Corp. (AGM), owns the remaining 60.7% of MAC Holdings. MAC Holdings owns 100% of Municipal Assurance Corp. (MAC), domiciled in New York.

Acquisition of BlueMountain

On August 7, 2019, Assured Guaranty US Holdings Inc. (AGUS) and AGL entered into a purchase agreement pursuant to which AGUS will purchase all of the outstanding equity interests in BlueMountain Capital Management, LLC (BlueMountain) and its associated entities, for a purchase price of approximately $160 million, subject to certain pre- and post-closing adjustments (BlueMountain Acquisition). BlueMountain manages $19.3 billion in assets across collateralized loan obligations (CLOs); long-duration opportunity funds that build on the firm’s corporate credit, asset-backed finance, infrastructure and healthcare experience; and hedge funds employing relative value approaches. Completion of the BlueMountain Acquisition is subject to certain customary closing conditions.

Not less than $114.8 million of the purchase price will be payable in cash. The remainder of the purchase price will be payable, at AGUS' election, in cash, in AGL common shares, in a one-year promissory note or in a combination of the foregoing. In addition, AGUS will contribute $60 million of cash to BlueMountain at closing and intends to contribute an additional $30 million in cash within a year from closing. AGUS intends to fund the cash portion of the purchase price and the cash contributions to BlueMountain with available cash and intercompany borrowings from AGM, AGC, MAC or a combination of them.

Adopted Accounting Standards

Leases

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). This ASU did not have a material effect on the Company's consolidated financial statements.

Premium Amortization on Purchased Callable Debt Securities

In March 2017, the FASB issued ASU 2017-08, Receivables-Nonrefundable Fees and Other Costs (Topic 310-20) - Premium Amortization on Purchased Callable Debt Securities.  This ASU shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date. This ASU was adopted on January 1, 2019, with no effect on the Company's condensed consolidated financial statements.

Future Application of Accounting Standards

Credit Losses on Financial Instruments

                In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The ASU provides a new current expected credit loss model to account for credit losses on certain financial assets (e.g., reinsurance recoverables, premium receivables, and held-to-maturity debt securities) and off-balance sheet exposures (e.g., loan commitments). That model requires an entity to estimate lifetime credit losses related to certain financial assets, based on relevant historical information, adjusted for current conditions and reasonable and supportable forecasts that could affect the collectability of the reported amount. The ASU also makes targeted amendments to the current impairment model for available-for-sale debt securities, which includes requiring the recognition of an allowance rather than a direct write-down of the investment. The allowance may be reversed in the event that the credit of an issuer improves. In addition, the ASU eliminates the existing guidance for purchased credit impaired assets and introduces a new model for purchased financial assets with credit deterioration, such as the Company's loss mitigation securities, which requires the recognition of an initial allowance for credit losses. Under the new guidance, the amortized cost would be the purchase price plus the allowance.

                The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For reinsurance recoverables, premiums receivable and debt instruments such as loans and held to maturity securities, entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted. The changes to the impairment model for available-for-sale securities and purchased financial assets with credit deterioration are to be applied prospectively. Early adoption of the amendments is permitted; however, the Company does not plan to adopt this ASU until January 1, 2020. The Company does not expect the adoption of ASU 2016-13 to have a material effect on shareholder's equity.

Targeted Improvements to the Accounting for Long-Duration Contracts

In August 2018, the FASB issued ASU 2018-12, Financial Services - Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. This ASU does not impact the Company’s financial guaranty insurance contracts, and will have no effect on the Company's consolidated financial statements.

2.	Ratings

     The financial strength ratings (or similar ratings) for AGC and MAC, along with the date of the most recent rating action (or confirmation) by the rating agency, are shown in the table below. Ratings are subject to continuous rating agency review and revision or withdrawal at any time.  In addition, AGC periodically assesses the value of each rating assigned to it, and as a result of such assessment may request that a rating agency add or drop a rating.

	S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC (S&P)	Kroll Bond Rating Agency	Moody’s Investors Service, Inc. (Moody’s)
AGC	AA (stable) (6/27/19)	AA (stable) (11/30/18)	(1)
MAC	AA (stable) (6/27/19)	AA+ (stable) (7/12/19)	—
____________________

(1)	AGC requested that Moody’s withdraw its financial strength ratings of AGC in January 2017, but Moody’s denied that request. Moody’s continues to rate AGC A3 (stable).

There can be no assurance that any of the rating agencies will not take negative action on the financial strength ratings (or similar ratings) of AGC in the future or cease to rate AGC, either voluntarily or at the request of AGC.

For a discussion of the effects of rating actions on the Company, see Note 5, Contracts Accounted for as Insurance, and Note 12, Reinsurance.

3.	Outstanding Exposure

The Company primarily sells credit protection contracts in financial guaranty insurance form. Until 2009, the Company also sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (CDS). The Company's contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for its financial guaranty insurance contracts. The Company has not entered into any new CDS in order to sell credit protection in the U.S. since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into such new CDS in the U.S. since 2009. The Company has, however, acquired or reinsured portfolios both before and after 2009 that include financial guaranty contracts in credit derivative form.

The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, although on occasion it may underwrite new issuances that it views as below-investment-grade (BIG), typically as part of its loss mitigation strategy for existing troubled exposures. The Company also seeks to acquire portfolios of insurance from financial guarantors that are no longer writing new business by acquiring such companies, providing reinsurance on a portfolio of insurance; in such instances, it evaluates the risk characteristics of the target portfolio, which may include some BIG exposures, as a whole in the context of the proposed transaction. The Company diversifies its insured portfolio across asset classes and, in the structured finance portfolio, typically requires subordination or collateral to protect it from loss. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

Public finance obligations insured by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 9, Variable Interest Entities. Unless otherwise specified, the outstanding par and debt service amounts presented in this note include outstanding exposures on VIEs whether or not they are consolidated.

Second-to-pay insured par outstanding represents transactions the Company has insured that are already insured by another financial guaranty insurer and where the Company's obligation to pay under its insurance of such transactions arises only if both the obligor on the underlying insured obligation and the primary financial guaranty insurer default. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary financial guaranty insurer and internally rates the transaction the higher of the rating of the underlying obligation and the rating of the primary financial guarantor. The second-to-pay insured par outstanding as of both June 30, 2019 and December 31, 2018 was $3.0 billion. The par on second-to-pay exposure where the ratings of the primary financial guaranty insurer and underlying insured transaction are both BIG and/or not rated was $73 million and $76 million as of June 30, 2019 and December 31, 2018, respectively.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s credit quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter, although the Company may also review a rating in response to developments impacting the credit when a ratings review is not scheduled. For assumed exposures, the Company may use the ceding company’s credit ratings of transactions where it is impractical for it to assign its own rating.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 4, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company uses a tax-equivalent yield, which reflects long-term trends in interest rates, to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. For financial statement measurement purposes, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss.

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. For purposes of determining the appropriate surveillance category, the Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims on that transaction in the future than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

Components of Outstanding Exposure

The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses (loss mitigation securities). The Company excludes amounts attributable to loss mitigation securities from par and debt service outstanding, which amounts are included in the investment portfolio, because it manages such securities as investments and not insurance exposure. As of June 30, 2019 and December 31, 2018, the Company excluded $593 million and $688 million, respectively, of net par attributable to loss mitigation securities (which are mostly BIG).

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	As of June 30, 2019	As of December 31, 2018	As of June 30, 2019	As of December 31, 2018
	(in millions)
Public finance	$55,240	$63,368	$32,367	$35,575
Structured finance	6,941	6,978	4,721	5,044
Total financial guaranty	$62,181	$70,346	$37,088	$40,619

Financial Guaranty Portfolio by Internal Rating
As of June 30, 2019

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$18	0.1%	$774	16.0%	$603	15.3%	$79	21.5%	$1,474	6.0%
AA	3,023	19.3	189	3.9	1,397	35.5	11	3.0	4,620	18.6
A	6,059	38.7	913	18.9	770	19.6	128	34.9	7,870	31.7
BBB	4,755	30.4	2,841	58.6	585	14.9	149	40.6	8,330	33.6
BIG	1,802	11.5	126	2.6	578	14.7	—	—	2,506	10.1
Total net par outstanding	$15,657	100.0%	$4,843	100.0%	$3,933	100.0%	$367	100.0%	$24,800	100.0%

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2018

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$19	0.1%	$778	15.9%	$639	15.7%	$136	23.8%	$1,572	5.7%
AA	3,092	17.3	187	3.8	1,438	35.5	41	7.2	4,758	17.4
A	7,883	44.1	916	18.6	726	17.9	142	24.8	9,667	35.3
BBB	5,044	28.2	2,887	58.9	519	12.8	253	44.2	8,703	31.7
BIG	1,839	10.3	137	2.8	736	18.1	—	—	2,712	9.9
Total net par outstanding	$17,877	100.0%	$4,905	100.0%	$4,058	100.0%	$572	100.0%	$27,412	100.0%

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of June 30, 2019

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
Public finance:
U.S. public finance	$221	$300	$1,281	$1,802	$15,657
Non-U.S. public finance	126	—	—	126	4,843
Public finance	347	300	1,281	1,928	20,500
Structured finance:
U.S. residential mortgage-backed securities (RMBS)	81	47	432	560	1,268
Other structured finance	2	4	12	18	3,032
Structured finance	83	51	444	578	4,300
Total	$430	$351	$1,725	$2,506	$24,800

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of December 31, 2018

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
Public finance:
U.S. public finance	$252	$305	$1,282	$1,839	$17,877
Non-U.S. public finance	89	48	—	137	4,905
Public finance	341	353	1,282	1,976	22,782
Structured finance:
U.S. RMBS	83	163	478	724	1,399
Other structured finance	2	8	2	12	3,231
Structured finance	85	171	480	736	4,630
Total	$426	$524	$1,762	$2,712	$27,412

Financial Guaranty Portfolio
BIG Net Par Outstanding
and Number of Risks
As of June 30, 2019

	Net Par Outstanding			Number of Risks (2)
Description	Financial Guaranty Insurance (1)	Credit Derivative	Total	Financial Guaranty Insurance (1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$366	$64	$430	72	6	78
Category 2	347	4	351	23	1	24
Category 3	1,667	58	1,725	109	8	117
Total BIG	$2,380	$126	$2,506	204	15	219

Financial Guaranty Portfolio
BIG Net Par Outstanding
and Number of Risks
As of December 31, 2018

	Net Par Outstanding			Number of Risks (2)
Description	Financial Guaranty Insurance (1)	Credit Derivative	Total	Financial Guaranty Insurance (1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$360	$66	$426	78	6	84
Category 2	520	4	524	33	1	34
Category 3	1,699	63	1,762	115	8	123
Total BIG	$2,579	$133	$2,712	226	15	241
 ____________________

(1)	Includes VIEs.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

Exposure to Puerto Rico

The Company had insured exposure to general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $1.6 billion net par as of June 30, 2019, all of which was rated BIG. Beginning on January 1, 2016, a number of Puerto Rico exposures have defaulted on bond payments, and the Company has now paid claims on all of its Puerto Rico exposures except for Puerto Rico Aqueduct and Sewer Authority (PRASA), Municipal Finance Agency (MFA) and University of Puerto Rico (U of PR).

On November 30, 2015 and December 8, 2015, the then governor of Puerto Rico issued executive orders (Clawback Orders) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to "claw back" certain taxes pledged to secure the payment of bonds issued by the Puerto Rico Highways and Transportation Authority (PRHTA), Puerto Rico Infrastructure Financing Authority (PRIFA), and Puerto Rico Convention Center District Authority (PRCCDA). The Puerto Rico exposures insured by the Company subject to clawback are shown in the table “Puerto Rico Net Par Outstanding.”

On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law. PROMESA established a seven-member financial oversight board (Oversight Board) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico.

On July 24, 2019, and effective August 2, 2019, the then governor of the Commonwealth resigned as governor under intense political and public pressure related to corruption within his administration and the public disclosure of a series of inappropriate electronic messages. On August 7 the Puerto Rico Supreme Court held that the swearing-in as governor of his successor was unconstitutional, and the next person in the line of succession was sworn in as governor on the same day. The impact of these developments on obligations insured by the Company is uncertain.

The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations the Company insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. In addition, the Commonwealth, the Oversight Board and others have taken legal action naming the Company as a party. See “Puerto Rico Litigation” below.

The Company also participates in mediation and negotiations relating to its Puerto Rico exposure.

The final form and timing of responses to Puerto Rico’s financial distress and the devastation of Hurricane Maria eventually taken by the federal government or implemented under the auspices of PROMESA and the Oversight Board or otherwise, and the final impact, after resolution of legal challenges, of any such responses on obligations insured by the Company, are uncertain.

The Company groups its Puerto Rico exposure into three categories:

•
Constitutionally Guaranteed. The Company includes in this category public debt benefiting from Article VI of the Constitution of the Commonwealth, which expressly provides that interest and principal payments on the public debt are to be paid before other disbursements are made.

•
Public Corporations – Certain Revenues Potentially Subject to Clawback. The Company includes in this category the debt of public corporations for which applicable law permits the Commonwealth to claw back, subject to certain conditions and for the payment of public debt, at least a portion of the revenues supporting the bonds the Company insures. As a constitutional condition to clawback, available Commonwealth revenues for any fiscal year must be insufficient to pay Commonwealth debt service before the payment of any appropriations for that year.  The Company believes that this condition has not been satisfied to date, and accordingly that the Commonwealth has not to date been entitled to claw back revenues supporting debt insured by the Company.

•	Other Public Corporations. The Company includes in this category the debt of public corporations that are supported by revenues it does not believe are subject to clawback.

Constitutionally Guaranteed

General Obligation. As of June 30, 2019, the Company had $301 million insured net par outstanding of the general obligations of Puerto Rico, which are supported by the good faith, credit and taxing power of the Commonwealth. Despite the requirements of Article VI of its Constitution, the Commonwealth defaulted on the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since that date. The Oversight Board has filed a petition under Title III of PROMESA with respect to the Commonwealth.

On May 9, 2019, the Oversight Board certified a revised fiscal plan for the Commonwealth. The revised certified Commonwealth fiscal plan indicates an expected primary budget surplus, if fiscal plan reforms are enacted, of $13.7 billion that would be available for debt service over the six-year forecast period ending 2024. The Company believes the available surplus set forth in the Oversight Board's revised certified fiscal plan (which assumes certain fiscal reforms are implemented by the Commonwealth) should be sufficient to cover contractual debt service of Commonwealth general obligation issuances and of authorities and public corporations directly implicated by the Commonwealth’s general fund during the forecast period. However, the revised certified Commonwealth fiscal plan indicates a net cumulative primary budget deficit through 2049, and there can be no assurance that the fiscal reforms will be enacted or, if they are, that the forecasted primary budget surplus will occur or, if it does, that such funds will be used to cover contractual debt service.

On June 16, 2019, the Oversight Board announced it had entered into a general obligation Plan Support Agreement (GO PSA) with certain general obligation and Puerto Rico Public Buildings Authority (PBA) bondholders representing approximately $3 billion of claims. The GO PSA purports to provide a framework to address approximately $35 billion of claims against the Commonwealth. The Company is not a party to that agreement and does not support it.

The GO PSA provides for different recoveries for bonds issued before 2012 (Vintage) and bonds issued in 2012 and 2014 (New) based on the Oversight Board’s attempt to invalidate the New general obligation and PBA bonds (see “Puerto Rico Litigation” below), and the proposed recovery varies depending on the outcome of that litigation.  Under the GO PSA:

•
Vintage general obligation bondholders generally would receive newly issued Commonwealth bonds and cash equal to 64.3% of their outstanding claims, plus up to approximately 25.1% of their outstanding claims to a cap of 89.4% from settlement and litigation savings from the invalidation lawsuit, as well as a share of excess revenues if the Commonwealth outperforms its fiscal plan in the near term.

•
If the Oversight Board loses its invalidation lawsuit, holders of New general obligation bonds generally would receive the same treatment as the holders of Vintage general obligation bonds but would not share in the upside if the Commonwealth outperforms its fiscal plan.

•	If the Oversight Board wins its invalidation lawsuit, holders of New general obligation bonds would not receive any recovery.

•	In all cases, holders of general obligation bonds supporting the GO PSA are also entitled to certain fees.

PBA. As of June 30, 2019, the Company had $142 million insured net par outstanding of PBA bonds, which are supported by a pledge of the rents due under leases of government facilities to departments, agencies, instrumentalities and municipalities of the Commonwealth, and that benefit from a Commonwealth guaranty supported by a pledge of the Commonwealth’s good faith, credit and taxing power. Despite the requirements of Article VI of its Constitution, the PBA defaulted on most of the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since then.

            Under the GO PSA (which does not include the Company as a party and which the Company does not support):

•
Holders of Vintage PBA bonds generally would receive newly issued Commonwealth bonds and cash equal to 72.6% of their outstanding claims, plus up to approximately 16.8% of their outstanding claims to a cap of 89.4% from settlement and litigation savings from the invalidation lawsuit, as well as a share of excess revenues if the Commonwealth outperforms its fiscal plan in the near term.

•
If the Oversight Board loses its invalidation lawsuit, holders of New PBA bonds generally would receive the same treatment as the holders of Vintage PBA bonds but would not share in the upside if the Commonwealth outperforms its fiscal plan.

•	If the Oversight Board wins its invalidation lawsuit, holders of New PBA bonds would not receive any recovery.

•	In all cases, holders of PBA bonds supporting the GO PSA are also entitled to certain fees.

Public Corporations - Certain Revenues Potentially Subject to Clawback

PRHTA. As of June 30, 2019, the Company had $495 million insured net par outstanding of PRHTA (transportation revenue) bonds and $84 million insured net par outstanding of PRHTA (highways revenue) bonds. The transportation revenue bonds are secured by a subordinate gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on up to $120 million annually of taxes on crude oil, unfinished oil and derivative products. The highways revenue bonds are secured by a gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The non-toll revenues consisting of excise taxes and fees collected by the Commonwealth on behalf of PRHTA and its bondholders that are statutorily allocated to PRHTA and its bondholders are potentially subject to clawback. Despite the presence of funds in relevant debt service reserve accounts that the Company believes should have been employed to fund debt service, PRHTA defaulted on the full July 1, 2017 insured debt service payment, and the Company has been making claim payments on these bonds since that date. The Oversight Board has filed a petition under Title III of PROMESA with respect to PRHTA.

On June 5, 2019, the Oversight Board certified a revised fiscal plan for PRHTA. The revised certified PRHTA fiscal plan projects very limited capacity to pay debt service over the six-year forecast period.

PRCCDA. As of June 30, 2019, the Company had $152 million insured net par outstanding of PRCCDA bonds, which are secured by certain hotel tax revenues. These revenues are sensitive to the level of economic activity in the area and are potentially subject to clawback. There were sufficient funds in the PRCCDA bond accounts to make only partial payments on the July 1, 2017 PRCCDA bond payments guaranteed by the Company, and the Company has been making claim payments on these bonds since that date.

PRIFA. As of June 30, 2019, the Company had $15 million insured net par outstanding of PRIFA bonds, which are secured primarily by the return to PRIFA and its bondholders of a portion of federal excise taxes paid on rum. These revenues are potentially subject to the clawback. The Company has been making claim payments on the PRIFA bonds since January 2016.

Other Public Corporations

Puerto Rico Electric Power Authority (PREPA). As of June 30, 2019, the Company had $72 million insured net par outstanding of PREPA obligations, which are secured by a lien on the revenues of the electric system. The Company has been making claim payments on these bonds since July 1, 2017. On July 2, 2017, the Oversight Board commenced proceedings for PREPA under Title III of PROMESA. On June 27, 2019, the Oversight Board certified a revised fiscal plan for PREPA.
On May 3, 2019, AGM and AGC entered into a restructuring support agreement with PREPA (PREPA RSA) and other stakeholders, including a group of uninsured PREPA bondholders, the Commonwealth of Puerto Rico, and the

Oversight Board, that is intended to, among other things, provide a framework for the consensual resolution of the treatment of the Company’s insured PREPA revenue bonds in PREPA's recovery plan. Upon consummation of the restructuring transaction, PREPA’s revenue bonds will be exchanged into new securitization bonds issued by a special purpose corporation and secured by a segregated transition charge assessed on electricity bills. The revised fiscal plan of PREPA certified by the Oversight Board on June 27, 2019 reflects the relevant terms of the PREPA RSA.

The closing of the restructuring transaction is subject to a number of conditions, including approval by the Title III Court of the PREPA RSA and settlement described therein, a minimum of 67% support of voting bondholders for a plan of adjustment that includes this proposed treatment of PREPA revenue bonds and confirmation of such plan by the Title III court, and execution of acceptable documentation and legal opinions. Under the PREPA RSA, the Company has the option to guarantee its allocated share of the securitization exchange bonds, which may then be offered and sold in the capital markets. The Company believes that the additive value created by attaching its guarantee to the securitization exchange bonds would materially improve its overall recovery under the transaction, as well as generate new insurance premiums; and therefore that its economic results could differ from those reflected in the PREPA RSA.

PRASA. As of June 30, 2019, the Company had $284 million of insured net par outstanding of PRASA bonds, which are secured by a lien on the gross revenues of the water and sewer system. On September 15, 2015, PRASA entered into a settlement with the U.S. Department of Justice and the U.S. Environmental Protection Agency that requires it to spend $1.6 billion to upgrade and improve its sewer system island-wide. On June 29, 2019, the Oversight Board certified a revised fiscal plan for PRASA. In July 2019, PRASA entered into a restructuring transaction with the federal government and the Oversight Board to restructure its subordinated loans from federal agencies that had been under forbearance for over three years (the PRASA Agreement). The PRASA Agreement extends the maturity of the loans for up to 40 years and provides for low interest rates and no interest accrual for the first ten years on a portion of the loans, but also places the subordinated loans on a parity with the PRASA bonds the Company guarantees.  The Company was not asked to consent to the PRASA Agreement. The PRASA Agreement reduces the amount of annual debt service owed by PRASA for its current debt. The PRASA bond accounts contained sufficient funds to make the PRASA bond payments due through the date of this filing that were guaranteed by the Company, and those payments were made in full.

MFA. As of June 30, 2019, the Company had $40 million net par outstanding of bonds issued by MFA secured by a lien on local property tax revenues. The MFA bond accounts contained sufficient funds to make the MFA bond payments due through the date of this filing that were guaranteed by the Company, and those payments were made in full.

U of PR. As of June 30, 2019, the Company had $1 million insured net par outstanding of U of PR bonds, which are general obligations of the university and are secured by a subordinate lien on the proceeds, profits and other income of the university, subject to a senior pledge and lien for the benefit of outstanding university system revenue bonds. As of the date of this filing, all debt service payments on U of PR bonds insured by the Company have been made.

Puerto Rico Litigation

The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations it insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. In addition, the Commonwealth, the Oversight Board and others have taken legal action naming the Company as party.

Currently there are numerous legal actions relating to the default by the Commonwealth and certain of its entities on debt service payments, and related matters, and the Company is a party to a number of them. On July 24, 2019, Judge Laura Taylor Swain of the United States District Court for the District of Puerto Rico (Federal District Court for Puerto Rico) held an omnibus hearing on litigation matters relating to the Commonwealth. At that hearing, she imposed a stay through November 30, 2019, on a series of adversary proceedings and contested matters amongst the stakeholders and imposed mandatory mediation on all parties through that date. Among the goals of the mediation is to reach an agreed-upon schedule for addressing the resolution of numerous issues, including, among others: (a) issues related to the validity, secured status and priority regarding bonds issued by the Commonwealth and certain of its entities; (b) the validity and impact of the Clawback Orders and other diversion of collateral securing certain bonds; (c) classification of claims; (d) constitutional issues; and (e) identification of essential services. The Company believes a number of the legal actions in which it is involved are covered by the stay and mandatory mediation order.

On January 7, 2016, AGM, AGC and Ambac Assurance Corporation commenced an action for declaratory judgment and injunctive relief in the Federal District Court for Puerto Rico to invalidate the executive orders issued on November 30,

2015 and December 8, 2015 by the then governor of Puerto Rico directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company claw back certain taxes and revenues pledged to secure the payment of bonds issued by the PRHTA, the PRCCDA and PRIFA. The Commonwealth defendants filed a motion to dismiss the action for lack of subject matter jurisdiction, which the court denied on October 4, 2016. On October 14, 2016, the Commonwealth defendants filed a notice of PROMESA automatic stay. While the PROMESA automatic stay expired on May 1, 2017, on May 17, 2017, the court stayed the action under Title III of PROMESA.

On June 3, 2017, AGC and AGM filed an adversary complaint in the Federal District Court for Puerto Rico seeking (i) a judgment declaring that the application of pledged special revenues to the payment of the PRHTA bonds is not subject to the PROMESA Title III automatic stay and that the Commonwealth has violated the special revenue protections provided to the PRHTA bonds under the United States Bankruptcy Code (Bankruptcy Code); (ii) an injunction enjoining the Commonwealth from taking or causing to be taken any action that would further violate the special revenue protections provided to the PRHTA bonds under the Bankruptcy Code; and (iii) an injunction ordering the Commonwealth to remit the pledged special revenues securing the PRHTA bonds in accordance with the terms of the special revenue provisions set forth in the Bankruptcy Code. On January 30, 2018, the court rendered an opinion dismissing the complaint and holding, among other things, that (x) even though the special revenue provisions of the Bankruptcy Code protect a lien on pledged special revenues, those provisions do not mandate the turnover of pledged special revenues to the payment of bonds and (y) actions to enforce liens on pledged special revenues remain stayed. A hearing on AGM and AGC’s appeal of the trial court’s decision to the United States Court of Appeals for the First Circuit (First Circuit) was held on November 5, 2018. On March 26, 2019, the First Circuit issued its opinion affirming the trial court’s decision and held that Sections 928(a) and 922(d) of the Bankruptcy Code permit, but do not require, continued payments during the pendency of the Title III proceedings. The First Circuit agreed with the trial court that (i) Section 928(a) of the Bankruptcy Code does not mandate the turnover of special revenues or require continuity of payments to the PRHTA bonds during the pendency of the Title III proceedings, and (ii) Section 922(d) of the Bankruptcy Code is not an exception to the automatic stay that would compel PRHTA, or third parties holding special revenues, to apply special revenues to outstanding obligations. On April 9, 2019, AGM, AGC and other petitioners filed a petition with the First Circuit seeking a rehearing by the full court; the petition was denied by the First Circuit on July 31, 2019.

On June 26, 2017, AGM and AGC filed a complaint in the Federal District Court for Puerto Rico seeking (i) a declaratory judgment that the PREPA restructuring support agreement executed in December 2015 (2015 PREPA RSA) is a “Preexisting Voluntary Agreement” under Section 104 of PROMESA and the Oversight Board’s failure to certify the 2015 PREPA RSA is an unlawful application of Section 601 of PROMESA; (ii) an injunction enjoining the Oversight Board from unlawfully applying Section 601 of PROMESA and ordering it to certify the 2015 PREPA RSA; and (iii) a writ of mandamus requiring the Oversight Board to comply with its duties under PROMESA and certify the 2015 PREPA RSA. On July 21, 2017, in light of its PREPA Title III petition on July 2, 2017, the Oversight Board filed a notice of stay under PROMESA.

On July 18, 2017, AGM and AGC filed in the Federal District Court for Puerto Rico a motion for relief from the automatic stay in the PREPA Title III bankruptcy proceeding and a form of complaint seeking the appointment of a receiver for PREPA. The court denied the motion on September 14, 2017, but on August 8, 2018, the First Circuit vacated and remanded the court's decision. On October 3, 2018, AGM and AGC, together with other bond insurers, filed a motion with the court to lift the automatic stay to commence an action against PREPA for the appointment of a receiver, and a hearing was scheduled for May 2019. Under the PREPA RSA, AGM and AGC have agreed to withdraw from the lift stay motion upon the Title III Court’s approval of the settlement of claims embodied in the PREPA RSA.

On May 23, 2018, AGM and AGC filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the Oversight Board lacked authority to develop or approve the new fiscal plan for Puerto Rico which it certified on April 19, 2018 (Revised Fiscal Plan); (ii) the Revised Fiscal Plan and the Fiscal Plan Compliance Law (Compliance Law) enacted by the Commonwealth to implement the original Commonwealth Fiscal Plan violate various sections of PROMESA; (iii) the Revised Fiscal Plan, the Compliance Law and various moratorium laws and executive orders enacted by the Commonwealth to prevent the payment of debt service (a) are unconstitutional and void because they violate the Contracts, Takings and Due Process Clauses of the U.S. Constitution and (b) are preempted by various sections of PROMESA; and (iv) no Title III plan of adjustment based on the Revised Fiscal Plan can be confirmed under PROMESA. On August 13, 2018, the court-appointed magistrate judge granted the Commonwealth's and the Oversight Board's motion to stay this adversary proceeding pending a decision by the First Circuit in an appeal by Ambac Assurance Corporation of an unrelated adversary proceeding decision, which the First Circuit rendered on June 24, 2019. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which likely includes this proceeding, through November 30, 2019, with a mandatory mediation element. On August 28, 2019, AGM and AGC and the defendants moved by stipulation for the claims in this complaint to be addressed in the Commonwealth plan confirmation process.

On July 23, 2018, AGC and AGM filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment (i) declaring the members of the Oversight Board are officers of the U.S. whose appointments were unlawful under the Appointments Clause of the U.S. Constitution; (ii) declaring void from the beginning the unlawful actions taken by the Oversight Board to date, including (x) development of the Commonwealth's Fiscal Plan, (y) development of PRHTA's Fiscal Plan, and (z) filing of the Title III cases on behalf of the Commonwealth and PRHTA; and (iii) enjoining the Oversight Board from taking any further action until the Oversight Board members have been lawfully appointed in conformity with the Appointments Clause of the U.S. Constitution. The Title III court dismissed a similar lawsuit filed by another party in the Commonwealth’s Title III case in July 2018. On August 3, 2018, a stipulated judgment was entered against AGM and AGC at their request based upon the court's July decision in the other Appointments Clause lawsuit and, on the same date, AGM and AGC appealed the stipulated judgment to the First Circuit. On August 15, 2018, the court consolidated, for purposes of briefing and oral argument, AGM and AGC's appeal with the other Appointments Clause lawsuit. The First Circuit consolidated AGM and AGC's appeal with a third Appointments Clause lawsuit on September 7, 2018 and held a hearing on December 3, 2018. On February 15, 2019, the First Circuit issued its ruling on the appeal and held that members of the Oversight Board were not appointed in compliance with the Appointments Clause of the U.S. Constitution but declined to dismiss the Title III petitions citing the (i) de facto officer doctrine and (ii) negative consequences to the many innocent third parties who relied on the Oversight Board’s actions to date, as well as the further delay which would result from a dismissal of the Title III petitions. The case was remanded back to the Federal District Court for Puerto Rico for the appellants’ requested declaratory relief that the appointment of the board members of the Oversight Board is unconstitutional. The First Circuit delayed the effectiveness of its ruling for 90 days so as to allow the President and the Senate to validate the currently defective appointments or reconstitute the Oversight Board in accordance with the Appointments Clause. On April 23, 2019, the Oversight Board filed a petition for a review by the U.S. Supreme Court of the First Circuit's holding that its members were not appointed in compliance with the Appointments Clause and on the following day filed a motion in the First Circuit to further stay the effectiveness of the First Circuit’s February 15, 2019 ruling pending final disposition by the U.S. Supreme Court. On May 24, 2019, AGC and AGM filed a petition for a review by the U.S. Supreme Court of the First Circuit’s holding that the de facto officer doctrine allows courts to deny meaningful relief to successful challengers suffering ongoing injury at the hands of unconstitutionally appointed officers. On June 20, 2019, the U.S. Supreme Court agreed to review the First Circuit’s holdings in this case. On July 2, 2019, the First Circuit granted the Oversight Board’s motion to stay the effectiveness of the First Circuit’s February 15, 2019 ruling pending final disposition by the U.S. Supreme Court.

On December 21, 2018, the Oversight Board and the Official Committee of Unsecured Creditors of all Title III Debtors (other than Puerto Rico Sales Tax Financing Corporation) filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the leases to public occupants entered into by the PBA are not “true leases” for purposes of Section 365(d)(3) of the Bankruptcy Code and therefore the Commonwealth has no obligation to make payments to the PBA under the leases or Section 365(d)(3) of the Bankruptcy Code, (ii) the PBA is not entitled to a priority administrative expense claim under the leases pursuant to Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code, and (iii) any such claims filed or asserted against the Commonwealth are disallowed. On January 28, 2019, the PBA filed an answer to the complaint. On March 12, 2019, the Federal District Court for Puerto Rico granted, with certain limitations, AGM’s and AGC’s motion to intervene. On March 21, 2019, AGM and AGC, together with certain other intervenors, filed a motion for judgment on the pleadings. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element.

On May 2, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico against various Commonwealth general obligation bondholders and bond insurers, including AGC and AGM, that had asserted in their proofs of claim that their bonds are secured. The complaint seeks a judgment declaring that defendants do not hold consensual or statutory liens and are unsecured claimholders to the extent they hold allowed claims. The complaint also asserts that even if Commonwealth law granted statutory liens, such liens are avoidable under Section 545 of the Bankruptcy Code. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element.

On May 20, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico against the fiscal agent and holders and/or insurers, including AGC and AGM, that have asserted their PRHTA bond claims are entitled to secured status in PRHTA’s Title III case. Plaintiffs are seeking to avoid the PRHTA bondholders’ liens and contend that (i) the scope of any lien only applies to revenues that have been both received by PRHTA and deposited in certain accounts held by the fiscal agent and does not include PRHTA’s right to receive such revenues; (ii) any lien on revenues was not perfected because the fiscal agent does not have “control” of all accounts holding such revenues; (iii) any lien on the excise tax revenues is no longer enforceable because any rights PRHTA had to receive such revenues is preempted by PROMESA; and (iv) even if PRHTA held perfected liens on PRHTA’s revenues and the right to receive such revenues, such liens were terminated by Section 552(a) of the Bankruptcy Code as of the petition date. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element.

On August 23, 2019, AGM and AGC filed in the Federal District Court for Puerto Rico a motion for adequate protection for their property interests in pledged revenues securing PRHTA Bonds or, in the alternative, for relief from the automatic stay to permit AGC and AGM to enforce the application of the pledged revenues to the payment of the PRHTA Bonds, including by permitting AGC and AGM to enforce their liens on the pledged revenues. On July 24, 2019, Judge Swain issued an order imposing a stay of a series of adversary proceedings and contested matters through November 30, 2019, with a mandatory mediation element. Because AGC and AGM support the goals of the stay and mandatory mediation order, they concurrently filed a motion to request that the stay and mandatory mediation order be extended to this motion, and that this motion be incorporated into the same schedule and mediation process.

Puerto Rico Par and Debt Service Schedules

All Puerto Rico exposures are internally rated BIG. The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	June 30, 2019	December 31, 2018	June 30, 2019	December 31, 2018
	(in millions)
Exposure to Puerto Rico	$1,939	$1,939	$3,245	$3,295

Puerto Rico
Net Par Outstanding

	As of June 30, 2019	As of December 31, 2018
	(in millions)
Commonwealth Constitutionally Guaranteed
Commonwealth of Puerto Rico - General Obligation Bonds (1)	$301	$301
PBA	142	142
Public Corporations - Certain Revenues Potentially Subject to Clawback
PRHTA (Transportation revenue) (1)	495	495
PRHTA (Highways revenue) (1)	84	84
PRCCDA	152	152
PRIFA	15	15
Other Public Corporations
PREPA (1)	72	72
PRASA	284	284
MFA	40	40
U of PR	1	1
Total net exposure to Puerto Rico	$1,586	$1,586
____________________

(1)	As of the date of this filing, the Oversight Board has certified a filing under Title III of PROMESA for these exposures.

The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico Net Par Outstanding
and Net Debt Service Outstanding
As of June 30, 2019

	Scheduled Net Par Amortization	Scheduled Net Debt Service Amortization
	(in millions)
2019 (July 1 - September 30)	$68	$107
2019 (October 1 - December 31)	—	—
Subtotal 2019	68	107
2020	118	195
2021	54	125
2022	35	104
2023	40	107
2024-2028	348	645
2029-2033	250	463
2034-2038	381	498
2039-2043	93	154
2044-2047	199	229
Total	$1,586	$2,627

Exposure to the U.S. Virgin Islands

As of June 30, 2019, the Company had $11 million insured net par outstanding to the U.S. Virgin Islands and its related authorities (USVI), of which it rated $9 million BIG. The $2 million USVI net par the Company rated investment grade primarily consisted of bonds secured by a lien on matching fund revenues related to excise taxes on products produced in the USVI and exported to the U.S., primarily rum. The $9 million BIG USVI net par consisted of bonds of the Virgin Islands Water and Power Authority secured by a net revenue pledge of the electric system.

Hurricane Irma caused significant damage in St. John and St. Thomas, while Hurricane Maria made landfall on St. Croix as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and substantial damage to St. Croix’s businesses and infrastructure, including the power grid. The USVI is benefiting from the federal response to the 2017 hurricanes and has made its debt service payments to date.

4.	Expected Loss to be Paid

This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio, regardless of the accounting model (insurance, derivative or VIE). The expected loss to be paid is equal to the present value of expected future cash outflows for claim and loss adjustment expense (LAE) payments, net of inflows for expected salvage and subrogation (e.g., future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on underlying collateral, and other estimated recoveries, including those from restructuring bonds and for breaches of representations and warranties (R&W)), using current risk-free rates.

Loss Estimation Process

The Company’s loss reserve committee estimates expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses, and each quarter the Company’s loss reserve committee reviews and refreshes its loss projection assumptions, scenarios and the probabilities it assigns to those scenarios based on actual developments during the quarter and its view of future performance.

The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such financial guaranties. As a result, the Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the life of most contracts.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and as a result the Company’s loss estimates may change materially over that same period.

In some instances, the terms of the Company's policy gives it the option to pay principal losses that have been recognized in the transaction but which it is not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The Company has sometimes exercised this option, which uses cash but reduces projected future losses.

The following tables present a roll forward of net expected loss to be paid for all contracts. The Company used risk-free rates for U.S. dollar denominated obligations that ranged from 0.00% to 2.63% with a weighted average of 2.14% as of June 30, 2019 and 0.00% to 3.06% with a weighted average of 2.75% as of December 31, 2018. Expected losses to be paid for transactions denominated in currencies other than the U.S. dollar represented approximately 0.7% and 1.1% of the total as of June 30, 2019 and December 31, 2018, respectively.

Net Expected Loss to be Paid
Roll Forward

	Second Quarter		Six Months
	2019	2018	2019	2018
	(in millions)
Net expected loss to be paid, beginning of period	$352	$303	$354	$224
Net expected loss to be paid on the Syncora Guarantee Inc. (SGI) portfolio as of June 1, 2018 (see Note 12)	—	131	—	131
Economic loss development (benefit) due to:
Accretion of discount	3	2	5	3
Changes in discount rates	2	(1)	2	6
Changes in timing and assumptions	(29)	(9)	(4)	(22)
Total economic loss development (benefit)	(24)	(8)	3	(13)
Net (paid) recovered losses	73	(2)	44	82
Net expected loss to be paid, end of period	$401	$424	$401	$424

Net Expected Loss to be Paid
Roll Forward by Sector
Second Quarter 2019

	Net Expected Loss to be Paid (Recovered) as of March 31, 2019	Economic Loss Development / (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of June 30, 2019
	(in millions)
Public finance:
U.S. public finance	$319	$20	$(2)	$337
Non-U.S. public finance	4	(1)	—	3
Public finance	323	19	(2)	340
Structured finance:
U.S. RMBS	110	(37)	19	92
Other structured finance	(81)	(6)	56	(31)
Structured finance	29	(43)	75	61
Total	$352	$(24)	$73	$401

Net Expected Loss to be Paid
Roll Forward by Sector
Second Quarter 2018

	Net Expected Loss to be Paid (Recovered) as of March 31, 2018	Net Expected Loss to be Paid on SGI Portfolio as of June 1, 2018	Economic Loss Development / (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of June 30, 2018
	(in millions)
Public finance:
U.S. public finance	$408	$—	$4	$(9)	$403
Non-U.S. public finance	5	1	(1)	—	5
Public finance	413	1	3	(9)	408
Structured finance:
U.S. RMBS	6	130	(8)	3	131
Other structured finance	(116)	—	(3)	4	(115)
Structured finance	(110)	130	(11)	7	16
Total	$303	$131	$(8)	$(2)	$424

Net Expected Loss to be Paid
Roll Forward by Sector
Six Months 2019

	Net Expected Loss to be Paid (Recovered) as of December 31, 2018	Economic Loss Development / (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of June 30, 2019
	(in millions)
Public finance:
U.S. public finance	$314	$59	$(36)	$337
Non-U.S. public finance	4	(1)	—	3
Public finance	318	58	(36)	340
Structured finance:
U.S. RMBS	123	(52)	21	92
Other structured finance	(87)	(3)	59	(31)
Structured finance	36	(55)	80	61
Total	$354	$3	$44	$401

Net Expected Loss to be Paid
Roll Forward by Sector
Six Months 2018

	Net Expected Loss to be Paid (Recovered) as of December 31, 2017	Net Expected Loss to be Paid on SGI Portfolio as of June 1, 2018	Economic Loss Development / (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of June 30, 2018
	(in millions)
Public finance:
U.S. public finance	$444	$—	$3	$(44)	$403
Non-U.S. public finance	5	1	(1)	—	5
Public finance	449	1	2	(44)	408
Structured finance:
U.S. RMBS	(111)	130	(7)	119	131
Other structured finance	(114)	—	(8)	7	(115)
Structured finance	(225)	130	(15)	126	16
Total	$224	$131	$(13)	$82	$424
___________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded as reinsurance recoverable on paid losses in other assets.

The tables above include (1) LAE paid of $3 million and $2 million for Second Quarter 2019 and 2018, respectively, and $6 million and $4 million for Six Months 2019 and 2018, respectively, and (2) expected LAE to be paid of $8 million as of June 30, 2019 and $13 million as of December 31, 2018.

Net Expected Loss to be Paid (Recovered) and
Net Economic Loss Development (Benefit)
By Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of		Second Quarter		Six Months
	June 30, 2019	December 31, 2018	2019	2018	2019	2018
	(in millions)
Insurance	$410	$349	$(18)	$(9)	$12	$(20)
Financial guaranty VIEs (FG VIEs) (See Note 9)	1	7	(5)	—	(6)	(1)
Credit derivatives (See Note 8)	(10)	(2)	(1)	1	(3)	8
Total	$401	$354	$(24)	$(8)	$3	$(13)

Selected U.S. Public Finance Transactions

The Company insured general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.6 billion net par as of June 30, 2019, all of which was BIG. For additional information regarding the Company's Puerto Rico exposure, see "Exposure to Puerto Rico" in Note 3, Outstanding Exposure.

The Company had approximately $17 million of net par exposure as of June 30, 2019 to bonds issued by Parkway East Public Improvement District (District), which is located in Madison County, Mississippi (the County). The bonds, which are rated BIG, are payable from special assessments on properties within the District, as well as amounts paid under a contribution agreement with the County in which the County covenants that it will provide funds in the event special assessments are not sufficient to make a debt service payment. The special assessments have not been sufficient to pay debt service in full.

The Company projects its total net expected loss across its troubled U.S. public finance exposures as of June 30, 2019, including those mentioned above, to be $337 million, compared with a net expected loss of $314 million as of December 31, 2018. The total net expected loss for troubled U.S. public finance exposures is net of a credit for estimated future recoveries of claims already paid. At June 30, 2019, that credit was $245 million compared with $224 million at December 31, 2018. The Company’s net expected losses incorporate management’s probability weighted estimates of possible scenarios. Each quarter, the Company revises its scenarios, updates assumptions and/or shifts probability weightings of its scenarios based on public information as well as nonpublic information obtained through its surveillance and loss mitigation activities. Management assesses the possible implications of such information on each insured obligation, considering the unique characteristics of each transaction.

The economic loss development for U.S. public finance transactions was $20 million during Second Quarter 2019 and $59 million during Six Months 2019, which was primarily attributable to Puerto Rico exposures. The loss development attributable to the Company’s Puerto Rico exposures reflects adjustments the Company made to the assumptions and weightings it uses in its scenarios based on the public information summarized under "Exposure to Puerto Rico" in Note 3, Outstanding Exposure as well as nonpublic information related to its loss mitigation activities during the quarter.

U.S. RMBS Loss Projections

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected R&W recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

As of June 30, 2019, the Company had a net R&W receivable of $18 million from R&W counterparties, compared with a net R&W receivable of $25 million as of December 31, 2018.

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late-stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend. The assumptions that the Company uses to project RMBS losses are shown in the sections below.

Net Economic Loss Development (Benefit)
U.S. RMBS

	Second Quarter		Six Months
	2019	2018	2019	2018
	(in millions)
First lien U.S. RMBS	$(3)	$(2)	$(10)	$—
Second lien U.S. RMBS.	(34)	(6)	(42)	(7)

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent twelve months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	As of June 30, 2019	As of March 31, 2019	As of December 31, 2018
Delinquent/Modified in the Previous 12 Months
Alt-A and Prime	20%	20%	20%
Option ARM	20	20	20
Subprime	20	20	20
30 – 59 Days Delinquent
Alt-A and Prime	30	30	30
Option ARM	35	35	35
Subprime	40	40	40
60 – 89 Days Delinquent
Alt-A and Prime	40	40	40
Option ARM	45	45	45
Subprime	45	45	45
90+ Days Delinquent
Alt-A and Prime	50	50	50
Option ARM	55	55	55
Subprime	55	50	50
Bankruptcy
Alt-A and Prime	45	45	45
Option ARM	50	50	50
Subprime	40	40	40
Foreclosure
Alt-A and Prime	60	60	60
Option ARM	65	65	65
Subprime	60	60	60
Real Estate Owned
All	100	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a conditional default rate (CDR) trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the most heavily weighted scenario (the base case), after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 4.0 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions had reached historically high levels, and the Company is assuming in the base case that the still elevated levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18-month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS

	As of June 30, 2019		As of March 31, 2019		As of December 31, 2018
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	0.0% - 7.5%	3.6%	1.0% - 10.4%	3.9%	1.2% - 10.3%	3.9%
Final CDR	0.0% - 0.4%	0.2%	0.0% - 0.5%	0.2%	0.1% - 0.5%	0.2%
Initial loss severity:
2005 and prior	60%		60%		60%
2006	70%		70%		70%
2007+	70%		70%		70%
Option ARM
Plateau CDR	2.4% - 6.7%	5.3%	2.1% - 6.5%	5.2%	1.8% - 6.8%	5.2%
Final CDR	0.1% - 0.3%	0.3%	0.1% - 0.3%	0.3%	0.1% - 0.3%	0.3%
Initial loss severity:
2005 and prior	60%		60%		60%
2006	60%		60%		60%
2007+	70%		70%		70%
Subprime
Plateau CDR	2.9% - 11.4%	6.4%	3.2% - 13.0%	6.4%	3.2% - 11.5%	6.3%
Final CDR	0.1% - 0.6%	0.3%	0.2% - 0.7%	0.3%	0.2% - 0.6%	0.3%
Initial loss severity:
2005 and prior	80%		80%		80%
2006	75%		75%		75%
2007+	95%		95%		95%

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for March 31, 2019 and December 31, 2018.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of June 30, 2019 and December 31, 2018.

Total expected loss to be paid on all first lien U.S. RMBS was $110 million and $119 million as of June 30, 2019 and December 31, 2018, respectively. The $3 million economic benefit in Second Quarter 2019 and $10 million economic benefit in Six Months 2019 for first lien U.S. RMBS was primarily attributable to higher excess spread on certain transactions supported by large portions of fixed rate assets (either originally fixed or modified to be fixed) and with insured floating rate debt linked to London Interbank Offered Rate (LIBOR), which decreased in Second Quarter 2019 and Six Months 2019. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of June 30, 2019 as it used as of December 31, 2018, increasing and decreasing the periods of stress from those used in the base case. LIBOR may be discontinued, and it is not yet clear how this will impact the calculation of the various interest rates in this portfolio referencing LIBOR.

In the Company's most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $14 million for all first lien U.S. RMBS transactions.

In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $5 million for all first lien U.S. RMBS transactions.

U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction, the CPR of the collateral, the interest rate environment, and assumptions about loss severity.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, representing six months of delinquent loan liquidations, followed by 28 months of decrease to the steady state CDR, the same as of December 31, 2018.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period. In prior periods, as the HELOC loans underlying the Company's insured HELOC transactions reached their principal amortization period, the Company incorporated an assumption that a percentage of loans reaching their principal amortization periods would default around the time of the payment increase.

The HELOC loans underlying the Company's insured HELOC transactions are now past their original interest-only reset date, although a significant number of HELOC loans were modified to extend the original interest-only period for another five years. As a result, the Company does not apply a CDR increase when such loans reach their principal amortization period. In addition, based on the average performance history, the Company applies a CDR floor of 2.5% for the future steady state CDR on all its HELOC transactions.

When a second lien loan defaults, there is generally a low recovery. The Company assumed, as of June 30, 2019 and December 31, 2018, that it will generally recover 2% of future defaulting collateral at the time of charge-off, with additional amounts of post charge-off recoveries projected to come in over time. A second lien on the borrower’s home may be retained in the Company's second lien transactions after the loan is charged off and the loss applied to the transaction, particularly in cases where the holder of the first lien has not foreclosed. If the second lien is retained and the value of the home increases, the servicer may be able to use the second lien to increase recoveries, either by arranging for the borrower to resume payments or by realizing value upon the sale of the underlying real estate. The Company evaluates its assumptions periodically based on actual recoveries of charged-off loans observed from period to period. In instances where the Company is able to obtain information on the lien status of charged-off loans, it assumes there will a certain level of future recoveries of the balance of the charged-off loans where the second lien is still intact. The Company projected future recoveries of 20% as of June 30, 2019 and 10% as of December 31, 2018, with such recoveries to be received evenly over the next five years. The increase in recovery assumptions is attributable to the higher actual recovery rates observed in certain transactions during the period. Increasing the recovery rate to 30% would result in an economic benefit of $14 million, while decreasing the recovery rate back to 10% would result in an economic loss of $14 million.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is consistent with how the Company modeled the CPR as of March 31, 2019 and December 31, 2018. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

In estimating expected losses, the Company modeled and probability weighted five scenarios, each with a different CDR curve applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist and the ultimate prepayment rate are the primary drivers behind the amount of losses the collateral will likely suffer.

The Company continues to evaluate the assumptions affecting its modeling results. The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. Total expected recovery on all second lien U.S. RMBS was $18 million as of June 30, 2019 and the expected loss to be paid was $4 million as of December 31, 2018. The $34 million economic benefit in Second Quarter 2019 and $42 million economic benefit in Six Months 2019 for second lien U.S. RMBS was primarily attributable to higher projected recoveries for previously charged-off loans and improved performance.

The following table shows the range as well as the average, weighted by net par outstanding, for key assumptions used in the calculation of expected loss to be paid for individual transactions for vintage 2004 - 2008 HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs

	As of June 30, 2019		As of March 31, 2019		As of December 31, 2018
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Plateau CDR	6.0% - 23.5%	10.6%	7.7% - 25.6%	11.5%	7.2% - 26.8%	12.8%
Final CDR trended down to	2.5%		2.5%		2.5%
Liquidation rates:
Delinquent/Modified in the Previous 12 Months	20%		20%		20%
30 – 59 Days Delinquent	30		30		35
60 – 89 Days Delinquent	45		45		50
90+ Days Delinquent	65		65		70
Bankruptcy	55		55		55
Foreclosure	60		60		65
Real Estate Owned	100		100		100
Loss severity (1)	98%		98%		98%
___________________
(1)    Loss severities on future defaults.

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. In the Company's most stressful scenario, increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months) would increase the expected loss by approximately $1 million for HELOC transactions. On the other hand, in the Company's least stressful scenario, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $2 million for HELOC transactions.

Other Structured Finance

Other structured finance has an expected recovery of $31 million, which is primarily attributable to insured financial guaranty life insurance transactions. The BIG net par in this sector of $18 million primarily consists of other structured finance and life insurance transactions. The economic benefit during Second Quarter 2019 and Six Months 2019 was $6 million and $3 million, respectively, primarily due to the settlement of a transaction and higher expected reinsurance recoverables for certain life insurance transactions.

Recovery Litigation

In the ordinary course of its business, the Company asserts claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future.

Public Finance Transactions

The Company has asserted claims in a number of legal proceedings in connection with its exposure to Puerto Rico. See Note 3, Outstanding Exposure, for a discussion of the Company's exposure to Puerto Rico and related recovery litigation being pursued by the Company.

RMBS Transactions

On November 26, 2012, CIFG Assurance North America Inc. (CIFGNA) filed a complaint in the Supreme Court of the State of New York against JP Morgan Securities LLC (JP Morgan) for material misrepresentation in the inducement of insurance and common law fraud, alleging that JP Morgan fraudulently induced CIFGNA to insure $400 million of securities issued by ACA ABS CDO 2006-2 Ltd. and $325 million of securities issued by Libertas Preferred Funding II, Ltd. On June 26, 2015, the court dismissed with prejudice CIFGNA’s material misrepresentation in the inducement of insurance claim and dismissed without prejudice CIFGNA’s common law fraud claim. On September 24, 2015, the court denied CIFGNA’s motion to amend but allowed CIFGNA to re-plead a cause of action for common law fraud. On November 20, 2015, CIFGNA filed a motion for leave to amend its complaint to re-plead common law fraud. On April 29, 2016, CIFGNA filed an appeal to reverse the court’s decision dismissing CIFGNA’s material misrepresentation in the inducement of insurance claim. On November 29, 2016, the Appellate Division of the Supreme Court of the State of New York ruled that the court’s decision dismissing with prejudice CIFGNA’s material misrepresentation in the inducement of insurance claim should be modified to grant CIFGNA leave to re-plead such claim. On February 27, 2017, AGC (as successor to CIFGNA) filed an amended complaint which includes a claim for material misrepresentation in the inducement of insurance. On July 31, 2019, the parties entered into a confidential settlement and, on August 12, 2019, agreed to dismiss, with prejudice, the action and all claims.

5.	Contracts Accounted for as Insurance

Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, and Note 4, Expected Loss to be Paid, includes contracts that are accounted for as insurance contracts, derivatives, or consolidated FG VIEs. Amounts presented in this note relate only to contracts accounted for as insurance. See Note 8, Contracts Accounted for as Credit Derivatives for amounts that relate to CDS and Note 9, Variable Interest Entities for amounts that are accounted for as consolidated FG VIEs.

Net Earned Premiums

	Second Quarter		Six Months
	2019	2018	2019	2018
	(in millions)
Scheduled net earned premiums	$25	$25	$49	$44
Accelerations from refundings and terminations	8	8	13	29
Accretion of discount on net premiums receivable	—	—	1	1
Net earned premiums (1)	$33	$33	$63	$74
___________________

(1)	Excludes $0.3 million for both Second Quarter 2019 and 2018, and $0.5 million and $0.6 million for Six Months 2019 and 2018, respectively, related to consolidated FG VIEs.

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Six Months
	2019	2018
	(in millions)
Beginning of year	$199	$172
Gross written premiums on new business, net of commissions on assumed business (1)	9	334
Gross premiums received, net of commissions	(18)	(289)
Adjustments:
Changes in the expected term	(8)	(1)
Accretion of discount, net of commissions on assumed business	(2)	2
Foreign exchange remeasurement	—	(1)
Cancellation of assumed reinsurance	—	(1)
June 30, (2)	$180	$216
___________________

(1)
Six Months 2018 included $331 million of gross written premiums assumed from SGI on June 1, 2018, when the Company closed a reinsurance transaction with SGI (SGI Transaction). See Note 12, Reinsurance.

(2)	Excludes $5 million and $6 million as of June 30, 2019 and June 30, 2018, respectively, related to consolidated FG VIEs.
Approximately 21% and 22% of installment premiums at June 30, 2019 and December 31, 2018, respectively, are denominated in currencies other than the U.S. dollar, primarily the pound sterling and euro.

The timing and cumulative amount of actual collections may differ from those of expected collections in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations, changes in expected lives and new business.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of June 30, 2019
(in millions)
2019 (July 1 - September 30)	$15
2019 (October 1 - December 31)	7
2020	23
2021	20
2022	16
2023	14
2024-2028	57
2029-2033	36
2034-2038	16
After 2038	8
Total (1)	$212
___________________

(1)	Excludes expected cash collections on consolidated FG VIEs of $6 million.

The timing and cumulative amount of actual net earned premiums may differ from those of expected net earned premiums in the table below due to factors such as accelerations, commutations, changes in expected lives and new business.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of June 30, 2019
(in millions)
2019 (July 1 - September 30)	$22
2019 ( October 1 - December 31)	22
Subtotal 2019	44
2020	80
2021	70
2022	61
2023	55
2024-2028	210
2029-2033	134
2034-2038	62
After 2038	28
Net deferred premium revenue (1)	744
Future accretion	22
Total future net earned premiums	$766
____________________

(1)	Excludes net earned premiums on consolidated FG VIEs of $5 million.

Selected Information for Financial Guaranty Insurance
Policies with Premiums Paid in Installments

	As of June 30, 2019	As of December 31, 2018
	(dollars in millions)
Premiums receivable, net of commission payable	$180	$199
Gross deferred premium revenue	349	375
Weighted-average risk-free rate used to discount premiums	2.6%	2.6%
Weighted-average period of premiums receivable (in years)	7.3	7.2

Financial Guaranty Insurance Losses

The following table provides information on net reserve (salvage), which includes loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance. To discount loss reserves, the Company used risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.00% to 2.63% with a weighted average of 2.14% as of June 30, 2019 and 0.00% to 3.06% with a weighted average of 2.76% as of December 31, 2018.

Net Reserve (Salvage)

	As of June 30, 2019	As of December 31, 2018
	(in millions)
Public finance:
U.S. public finance	$149	$121
Non-U.S. public finance	—	—
Public finance	149	121
Structured finance:
U.S. RMBS (1)	(28)	(17)
Other structured finance	(17)	(79)
Structured finance	(45)	(96)
Subtotal	104	25
Other payable (recoverable)	(1)	(3)
Total	$103	$22
____________________

(1)	Excludes net salvage of $2 million and net reserves of $3 million as of June 30, 2019 and December 31, 2018, respectively, related to consolidated FG VIEs.

Components of Net Reserves (Salvage)

	As of June 30, 2019	As of December 31, 2018
	(in millions)
Loss and LAE reserve	$429	$386
Reinsurance recoverable on unpaid losses	(125)	(171)
Loss and LAE reserve, net	304	215
Salvage and subrogation recoverable	(226)	(214)
Salvage and subrogation reinsurance payable (1)	26	24
Other payable (recoverable) (2)	(1)	(3)
Salvage and subrogation recoverable, net and other recoverable	(201)	(193)
Net reserves (salvage)	$103	$22
___________________

(1)	Recorded as a component of other liabilities in the condensed consolidated balance sheets.

(2)	Recorded as a component of other assets in the condensed consolidated balance sheets.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (i) the contra-paid which represent the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received), and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of June 30, 2019
(in millions)
Net expected loss to be paid - financial guaranty insurance	$409
Contra-paid, net	51
Salvage and subrogation recoverable, net and other recoverable	201
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(303)
Net expected loss to be expensed (present value) (1)	$358
___________________

(1)	Excludes $4 million as of June 30, 2019, related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of June 30, 2019
(in millions)
2019 (July 1 - September 30)	$6
2019 (October 1 - December 31)	7
Subtotal 2019	13
2020	28
2021	26
2022	24
2023	29
2024-2028	120
2029-2033	78
2034-2038	34
After 2038	6
Net expected loss to be expensed	358
Future accretion	41
Total expected future loss and LAE	$399

The following table presents the loss and LAE recorded in the condensed consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Condensed Consolidated Statements of Operations

	Loss (Benefit)
	Second Quarter		Six Months
	2019	2018	2019	2018
	(in millions)
Public finance:
U.S. public finance	$24	$9	$64	$19
Non-U.S. public finance	—	—	—	—
Public finance	24	9	64	19
Structured finance:
U.S. RMBS (1)	(27)	(3)	(31)	(2)
Other structured finance	(5)	(5)	—	(15)
Structured finance	(32)	(8)	(31)	(17)
Loss and LAE	$(8)	$1	$33	$2
___________________

(1)
Excludes a benefit of $5 million and $0.2 million for Second Quarter 2019 and 2018, respectively, and $6 million and $1 million for Six Months 2019 and 2018, respectively, related to consolidated FG VIEs.

The following tables provide information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of June 30, 2019

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks (1)	72	(13)	23	(9)	109	(26)	204	—	204
Remaining weighted-average contract period (in years)	6.7	6.2	18.6	19.2	10.9	12.6	11.2	—	11.2
Outstanding exposure:
Principal	$492	$(126)	$449	$(102)	$1,961	$(294)	$2,380	—	$2,380
Interest	184	(50)	424	(99)	959	(171)	1,247	—	1,247
Total (2)	$676	$(176)	$873	$(201)	$2,920	$(465)	$3,627	$—	$3,627
Expected cash outflows (inflows)	$25	$(2)	$110	$(23)	$1,739	$(242)	$1,607	$(38)	$1,569
Potential recoveries (3)	(243)	31	(47)	9	(994)	91	(1,153)	34	(1,119)
Subtotal	(218)	29	63	(14)	745	(151)	454	(4)	450
Discount	38	(6)	(12)	3	(97)	30	(44)	3	(41)
Present value of expected cash flows	$(180)	$23	$51	$(11)	$648	$(121)	$410	$(1)	$409
Deferred premium revenue	$30	$(1)	$23	$(4)	$407	$(7)	$448	$(4)	$444
Reserves (salvage)	$(189)	$23	$32	$(7)	$356	$(115)	$100	$2	$102

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2018

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks (1)	78	(18)	33	(9)	115	(29)	226	—	226
Remaining weighted-average contract period (in years)	7.2	6.7	16.7	19.9	10.4	11.5	11.0	—	11.0
Outstanding exposure:
Principal	$501	$(141)	$619	$(99)	$2,046	$(347)	$2,579	$—	$2,579
Interest	203	(58)	474	(99)	1,001	(185)	1,336	—	1,336
Total (2)	$704	$(199)	$1,093	$(198)	$3,047	$(532)	$3,915	$—	$3,915
Expected cash outflows (inflows)	$15	$(2)	$199	$(21)	$1,674	$(317)	$1,548	$(42)	$1,506
Potential recoveries (3)	(220)	26	(52)	7	(993)	87	(1,145)	32	(1,113)
Subtotal	(205)	24	147	(14)	681	(230)	403	(10)	393
Discount	46	(6)	(44)	4	(109)	61	(48)	3	(45)
Present value of expected cash flows	$(159)	$18	$103	$(10)	$572	$(169)	$355	$(7)	$348
Deferred premium revenue	$28	$(1)	$96	$(4)	$377	$(12)	$484	$(4)	$480
Reserves (salvage)	$(171)	$20	$30	$(6)	$312	$(161)	$24	$(3)	$21
___________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes BIG amounts related to FG VIEs.

(3)
Represents expected inflows for future payments by obligors pursuant to restructuring agreements, settlement or litigation judgments, excess spread on any underlying collateral and other estimated recoveries.

Ratings Impact on Financial Guaranty Business

A downgrade of AGC's ratings may result in increased claims under financial guaranties issued by AGC if counterparties exercise contractual rights triggered by the downgrade against insured obligors, and the insured obligors are unable to pay. See Note 6, Contracts Accounted for as Insurance, in the annual consolidated financial statements of AGC included in Exhibit 99.1 in AGL's Form 8-K dated March 27, 2019, filed with the SEC.

6.    Fair Value Measurement

The Company carries a portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During Six Months 2019, no changes were made to the Company’s valuation models that had, or are expected to have, a material impact on the Company’s condensed consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset's or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

During the periods presented, there were no transfers into or from Level 3.

Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third-party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events, and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs.

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy and their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

As of June 30, 2019, the Company used models to price 55 securities, including securities that were purchased or obtained for loss mitigation or other risk management purposes, with a Level 3 fair value of $487 million. All Level 3 securities were priced with the assistance of an independent third party. The pricing is based on a discounted cash flow approach using the third party’s proprietary pricing models. The models use inputs such as projected prepayment speeds; severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Assets

Committed Capital Securities (CCS)

AGC has entered into put agreements with four separate custodial trusts allowing AGC to issue an aggregate of $200 million of non-cumulative redeemable perpetual preferred securities to the trusts in exchange for cash. Each custodial trust was created for the primary purpose of issuing $50 million face amount of CCS, investing the proceeds in high-quality assets and entering into put options with AGC.

The fair value of CCS represents the difference between the present value of remaining expected put option premium payments under the AGC CCS agreement, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security. The change in fair value of the AGC CCS is recorded in "fair value gains (losses) on CCS" in the condensed consolidated statement of operations. The estimated current cost of the Company’s CCS is based on several factors, including AGC CDS spreads, LIBOR curve projections, Assured Guaranty's publicly traded debt and the term the securities are estimated to remain outstanding. The AGC CCS are classified as Level 3 in the fair value hierarchy.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives primarily consist of insured CDS contracts, and also include interest rate swaps that qualify as derivatives under GAAP, which requires fair value measurement with changes recorded in the statement of operations. The Company did not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate such contracts; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of the Company's credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs. There is no established market where financial guaranty insured credit derivatives are actively traded; therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s transactions to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy as there are multiple unobservable inputs deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and how the Company’s own credit spread affects the pricing of its transactions.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at June 30, 2019 were such that market prices of the Company’s CDS contracts were not available.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts are as follows: the gross spread, the allocation of gross spread among the bank profit, net spread and hedge cost, and the weighted average life which is based on debt service schedules. The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided or obtained from market sources. The bank profit represents the profit the originator, usually an investment bank, realizes for structuring and funding the transaction; the net spread represents the premiums paid to the Company for the Company’s credit protection provided; and the hedge cost represents the cost of CDS protection purchased by the originator to hedge its counterparty credit risk exposure to the Company.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. It is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process. The following spread hierarchy is utilized in determining which source of gross spread to use.

•	Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Transactions priced or closed during a specific quarter within a specific asset class and specific rating.

•	Credit spreads interpolated based upon market indices adjusted to reflect the non-standard terms of the Company's CDS contracts.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

The rates used to discount future expected premium cash flows ranged from 1.75% to 2.37% at June 30, 2019 and 2.47% to 2.89% at December 31, 2018.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its transactions. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGC. For credit spreads on AGC’s name the Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS transactions that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a transaction generally decreases.

In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company’s own credit spreads, approximately 13%, based on fair value, of the Company's CDS contracts were fair valued using this minimum premium as of December 31, 2018. As of June 30, 2019, the corresponding number was de minimis. The percentage of transactions that price using the minimum premiums fluctuates due to changes in AGC's credit spreads. In general when AGC's credit spreads narrow, the cost to hedge AGC's name declines and more transactions price above previously established floor levels. Meanwhile, when AGC's credit spreads widen, the cost to hedge AGC's name increases causing more transactions to price at previously established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties periodically. The implied credit risk of AGC, indicated by the trading level of AGC’s own credit spread, is a significant factor in the amount of exposure to AGC that a bank or transaction hedges. When AGC's credit spreads widen, the hedging cost of a bank or originator increases. Higher hedging costs reduce the amount of contractual cash flows AGC can capture as premium for selling its protection, while lower hedging costs increase the amount of contractual cash flows AGC can capture.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A credit derivative liability on protection sold is the result of contractual cash inflows on in-force transactions that are less than what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would realize a loss representing the difference between the lower contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the LIBOR corresponding to the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The Company’s credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company’s CDS modeling techniques are:

•	The model takes into account the transaction structure and the key drivers of market value.

•	The model maximizes the use of market-driven inputs whenever they are available.

•	The model is a consistent approach to valuing positions.

The primary weaknesses of the Company’s CDS modeling techniques are:

•	There is no exit market or any actual exit transactions; therefore, the Company’s exit market is a hypothetical one based on the Company’s entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	The markets for the inputs to the model are highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for all the FG VIEs’ assets and liabilities and classifies them as Level 3 in the fair value hierarchy. The prices are generally determined with the assistance of an independent third party, based on a discounted cash flow approach. The net change in the fair value of consolidated FG VIEs’ assets and liabilities is recorded in "other income" in the consolidated statements of operations, except for change in fair value of FG VIEs’ liabilities with recourse caused by changes in instrument-specific credit risk (ISCR) which is separately presented in other comprehensive income (OCI). Interest income and interest expense are derived from the trustee reports and also included in "other income." The FG VIEs issued securities collateralized by first lien and second lien RMBS as well as loans and receivables.

The fair value of the Company’s FG VIEs’ assets is generally sensitive to changes in estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could have materially changed the market value of the FG VIEs’ assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIEs’ assets is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically could lead to a decrease in the fair value of FG VIEs’ assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIEs’ assets. The third party utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the independent third party, on comparable bonds.

The models to price the FG VIEs’ liabilities used, where appropriate, the same inputs used in determining fair value of FG VIEs’ assets and, for those liabilities insured by the Company, the benefit of the Company's insurance policy guaranteeing the timely payment of principal and interest, taking into account the Company's own credit risk.

Significant changes to any of the inputs described above could have materially changed the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit of the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIEs. In general, extending the timing of expected loss payments by the Company into the future typically could lead to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIEs’ liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically could lead to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIEs’ liabilities with recourse.

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of June 30, 2019

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,721	$—	$1,654	$67
U.S. government and agencies	53	—	53	—
Corporate securities	341	—	341	—
Mortgage-backed securities:
RMBS	90	—	75	15
Commercial mortgage-backed securities (CMBS)	55	—	55	—
Asset-backed securities	466	—	61	405
Total fixed-maturity securities	2,726	—	2,239	487
Short-term investments	178	163	15	—
Other invested assets	2	—	—	2
FG VIEs’ assets, at fair value	103	—	—	103
Other assets (1)	80	—	—	80
Total assets carried at fair value	$3,089	$163	$2,254	$672
Liabilities:
Credit derivative liabilities	$220	$—	$—	$220
FG VIEs’ liabilities with recourse, at fair value	101	—	—	101
FG VIEs’ liabilities without recourse, at fair value	2	—	—	2
Total liabilities carried at fair value	$323	$—	$—	$323

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2018

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,710	$—	$1,649	$61
U.S. government and agencies	52	—	52	—
Corporate securities	288	—	288	—
Mortgage-backed securities:
RMBS	105	—	88	17
CMBS	42	—	42	—
Asset-backed securities	710	—	62	648
Total fixed-maturity securities	2,907	—	2,181	726
Short-term investments	126	106	20	—
Other invested assets	2	—	—	2
FG VIEs’ assets, at fair value	101	—	—	101
Other assets (1)	64	—	—	64
Total assets carried at fair value	$3,200	$106	$2,201	$893
Liabilities:
Credit derivative liabilities	$182	$—	$—	$182
FG VIEs’ liabilities with recourse, at fair value	108	—	—	108
FG VIEs’ liabilities without recourse, at fair value	1	—	—	1
Total liabilities carried at fair value	$291	$—	$—	$291
____________________
(1)    Includes credit derivative assets and CCS.

Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during Second Quarter 2019 and 2018 and Six Months 2019 and 2018.

Fair Value Level 3 Rollforward
Recurring Basis
Second Quarter 2019

	Fixed-Maturity Securities												FG VIEs’ Liabilities, at Fair Value
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (4)		With Recourse		Without Recourse
	(in millions)
Fair value as of March 31, 2019	$63		$16		$655		$98		$36		$(173)		$(104)		$(1)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	—	(1)	—	(1)	27	(1)	10	(2)	9	(3)	(12)	(5)	(2)	(2)	(1)	(2)
Other comprehensive income (loss)	4		—		(77)		—		—		—		1		—
Purchases	—		—		—		—		—		—		—		—
Settlements	—		(1)		(200)		(5)		—		2		4		—
Fair value as of June 30, 2019	$67		$15		$405		$103		$45		$(183)		$(101)		$(2)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of June 30, 2019							$10	(2)	$9	(3)	$(11)	(5)	$(3)	(2)	$(1)	(2)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of June 30, 2019	$4		$—		$7				$—				$1

Fair Value Level 3 Rollforward
Recurring Basis
Second Quarter 2018

	Fixed-Maturity Securities												FG VIEs’ Liabilities, at Fair Value
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (4)		With Recourse		Without Recourse
	(in millions)
Fair value as of March 31, 2018	$59		$21		$626		$117		$32		$(158)		$(125)		$(2)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	1	(1)	—	(1)	13	(1)	2	(2)	(1)	(3)	43	(5)	—	(2)	—	(2)
Other comprehensive income(loss)	(1)		—		6		—		—		—		—		—
Purchases	—		—		11		—		—		—		—		—
Issuances	—		—		—		—		—		(68)	(7)	—		—
Settlements	—		(2)		(7)		(7)		—		—		6		—
Fair value as of June 30, 2018	$59		$19		$649		$112		$31		$(183)		$(119)		$(2)
Change in unrealized gains/(losses) related to financial instruments held as of June 30, 2018	$(1)		$—		$7	(8)	$2	(2)	$(1)	(3)	$42	(5)	$(1)	(2)	$—	(2)

Fair Value Level 3 Rollforward
Recurring Basis
Six Months 2019

	Fixed-Maturity Securities												FG VIEs’ Liabilities, at Fair Value
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (4)		With Recourse		Without Recourse
	(in millions)
Fair value as of December 31, 2018	$61		$17		$648		$101		$40		$(156)		$(108)		$(1)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	1	(1)	—	(1)	40	(1)	13	(2)	5	(3)	(30)	(5)	(4)	(2)	(1)	(2)
Other comprehensive income (loss)	5		—		(86)		—		—		—		1		—
Purchases	—		—		6		—		—		—		—		—
Settlements	—		(2)		(203)		(11)		—		3		10		—
Fair value as of June 30, 2019	$67		$15		$405		$103		$45		$(183)		$(101)		$(2)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of June 30, 2019							$13	(2)	$5	(3)	$(27)	(5)	$(5)	(2)	$(1)	(2)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of June 30, 2019	$5		$—		$9				$—				$1

Fair Value Level 3 Rollforward
Recurring Basis
Six Months 2018

	Fixed-Maturity Securities												FG VIEs’ Liabilities, at Fair Value
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (4)		With Recourse		Without Recourse
	(in millions)
Fair value as of December 31, 2018	$55		$28		$614		$122		$34		$(186)		$(131)		$(2)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	1	(1)	1	(1)	26	(1)	3	(2)	(2)	(3)	72	(5)	(1)	(2)	—	(2)
Other comprehensive income (loss)	(1)		(1)		9		—		—		—		—		—
Purchases	4		—		11		—		—		—		—		—
Issuances	—		—		—		—		—		(68)	(7)	—		—
Settlements	—		(9)		(11)		(13)		(1)		(1)		13		—
Fair value as of June 30, 2018	$59		$19		$649		$112		$31		$(183)		$(119)		$(2)
Change in unrealized gains/(losses) related to financial instruments held as of June 30, 2018	$(1)		$—		$10		$4	(2)	$(2)	(3)	$66	(5)	$(1)	(2)	$—	(2)
____________________

(1)	Included in net realized investment gains (losses) and net investment income.

(2)	Included in other income.

(3)	Recorded in fair value gains (losses) on CCS and net investment income.

(4)
Represents the net position of credit derivatives. Credit derivative assets (recorded in other assets) and credit derivative liabilities (presented as a separate line item) are shown as either assets or liabilities in the condensed consolidated balance sheet based on net exposure by counterparty.

(5)	Reported in net change in fair value of credit derivatives.

(6)	Includes CCS and other invested assets.

(7)     Relates to SGI Transaction. See Note 12, Reinsurance.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At June 30, 2019

Financial Instrument Description (1)	Fair Value at June 30, 2019 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$67	Yield	6.0%	-	33.0%	8.0%

RMBS	15	CPR	3.8%	-	18.2%	9.2%
		CDR	1.5%	-	6.9%	4.8%
		Loss severity	40.0%	-	125.0%	85.0%
		Yield	4.1%	-	6.2%	5.6%
Asset-backed securities:
Life insurance transactions	306	Yield	5.6%

CLO/Trust preferred securities (TruPS)	42	Yield	2.8%	-	5.1%	3.2%

Others	57	Yield	10.4%

FG VIEs’ assets, at fair value	103	CPR	4.6%	-	12.4%	11.1%
		CDR	1.9%	-	7.3%	4.9%
		Loss severity	70.0%	-	100.0%	91.8%
		Yield	4.3%	-	6.0%	5.3%

Other assets	43	Implied Yield	7.3%
		Term (years)	10 years

Credit derivative liabilities, net	(183)	Year 1 loss estimates	0.0%	-	80.0%	2.3%
		Hedge cost (in basis points (bps))	7.0	-	42.0	15.5
		Bank profit (in bps)	38.0	-	214.5	94.5
		Internal floor (in bps)	30.0
		Internal credit rating	AAA	-	CCC	AA-

FG VIEs’ liabilities, at fair value	(103)	CPR	4.6%	-	12.4%	11.1%
		CDR	1.9%	-	7.3%	4.9%
		Loss severity	70.0%	-	100.0%	91.8%
		Yield	3.5%	-	6.0%	4.1%
___________________

(1)	Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

(2)	Excludes an investment recorded in other invested assets with fair value of $2 million.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2018

Financial Instrument Description (1)	Fair Value at December 31, 2018 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$61	Yield	6.2%	-	32.7%	8.9%

RMBS	17	CPR	3.8%	-	19.4%	11.2%
		CDR	1.5%	-	6.9%	4.7%
		Loss severity	40.0%	-	125.0%	84.2%
		Yield	5.8%	-	8.1%	7.5%
Asset-backed securities:
Life insurance transactions	561	Yield	6.5%	-	7.1%	6.8%

CLO/TruPS	34	Yield	3.8%	-	4.7%	4.1%

Others	53	Yield	11.5%

FG VIEs’ assets, at fair value	101	CPR	2.5%	-	16.8%	11.7%
		CDR	2.2%	-	7.7%	5.1%
		Loss severity	75.0%	-	100.0%	92.4%
		Yield	6.0%	-	8.4%	7.1%

Other assets	38	Implied Yield	7.2%
		Term (years)	10 years

Credit derivative liabilities, net	(156)	Year 1 loss estimates	0.0%	-	66.0%	2.8%
		Hedge cost (in bps)	5.5	-	82.5	24.5
		Bank profit (in bps)	7.2	-	509.9	86.5
		Internal floor (in bps)	8.8	-	30.0	17.8
		Internal credit rating	AAA	-	CCC	AA-

FG VIEs’ liabilities, at fair value	(109)	CPR	2.5%	-	16.8%	11.7%
		CDR	2.2%	-	7.7%	5.1%
		Loss severity	75.0%	-	100.0%	92.4%
		Yield	5.2%	-	7.6%	5.3%
___________________

(1)	Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

(2)	Excludes an investment recorded in other invested assets with fair value of $2 million.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

Fair value is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and also includes adjustments for stressed losses, ceding commissions and return on capital. The Company classified the fair value of financial guaranty insurance contracts as Level 3.

Note Payable to Affiliate

The fair value of the Company’s note payable to AGM was determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the note payable to AGM was classified as Level 3.

The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of June 30, 2019		As of December 31, 2018
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets (liabilities):
Other assets (1)	$24	$24	$24	$24
Financial guaranty insurance contracts (2)	(620)	(1,425)	(649)	(1,340)
Note payable to affiliate	(300)	(325)	(300)	(289)
Other liabilities (1)	(12)	(12)	(2)	(2)
____________________

(1)
The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, for which the carrying value approximates fair value.

(2)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses and salvage and subrogation and other recoverables net of reinsurance.

7.	Investments and Cash

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income, which is recorded in other assets, was $24 million as of both June 30, 2019 and December 31, 2018.

Net Investment Income

	Second Quarter		Six Months
	2019	2018	2019	2018
	(in millions)
Income from fixed-maturity securities managed by third parties	$18	$15	$36	$32
Income from internally managed securities	29	15	45	32
Gross investment income	47	30	81	64
Investment expenses	(1)	—	(1)	(1)
Net investment income	$46	$30	$80	$63

The table below presents the components of net realized investment gains (losses). Realized gains and losses on sales of investments are determined using the specific identification method.

Net Realized Investment Gains (Losses)

	Second Quarter		Six Months
	2019	2018	2019	2018
	(in millions)
Gross realized gains on available-for-sale securities	$2	$—	$3	$1
Gross realized losses on available-for-sale securities	—	(2)	—	(3)
Other-than-temporary impairment (OTTI):
Total OTTI	—	(1)	(1)	(2)
Less: portion of OTTI recognized in OCI	—	(1)	—	(1)
Net impairment loss	—	—	(1)	(1)
Net realized investment gains (losses)	$2	$(2)	$2	$(3)

The proceeds from sales of fixed-maturity securities available-for-sale were $76 million in Second Quarter 2019, $62 million in Second Quarter 2018, $178 million in Six Months 2019 and $288 million in Six Months 2018.

The following table presents the roll-forward of the credit losses on fixed-maturity securities for which the Company has recognized a net impairment loss and for which unrealized loss was recognized in OCI.

Roll Forward of Credit Losses
in the Investment Portfolio

	Second Quarter		Six Months
	2019	2018	2019	2018
	(in millions)
Balance, beginning of period	$13	$11	$13	$11
Additions for credit losses on securities for which an OTTI was previously recognized in income	—	1	—	1
Reductions for securities sold and other settlements	(3)	—	(3)	—
Balance, end of period	$10	$12	$10	$12

See Note 10, Investments and Cash, in the annual consolidated financial statements of AGC included in Exhibit 99.1 in AGL's Form 8-K dated March 27, 2019, filed with the SEC for a discussion of the accounting policy for evaluating investments for OTTI.

Investment Portfolio

As of June 30, 2019 the majority of the investment portfolio is managed by six outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The Company's investment guidelines generally permit its outside managers to purchase only a small amount of securities rated lower than BBB- by S&P or Baa3 by Moody’s, and then only those securities rated no lower than B by S&P or B2 by Moody’s and subject to certain other specific requirements. Additionally, the managed portfolio must maintain a minimum average rating of A+ by S&P or A1 by Moody's.

The investment portfolio tables shown below include assets managed both externally and internally. The internally managed portfolio primarily consists of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) may also include other alternative investments that the Company believes present an attractive investment opportunity.

One of the Company's strategies for mitigating losses has been to purchase loss mitigation securities at discounted prices. The Company also holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of the financial guaranties (other risk management assets).

The Company intends to provide a loan to AGUS to help fund a portion of the BlueMountain Acquisition. See Note 1, Business and Basis of Presentation -- Acquisition of BlueMountain. In addition, the Company expects to invest a portion of its assets in BlueMountain-managed funds, CLOs and separately-managed accounts after the closing of the BlueMountain Acquisition.

Investment Portfolio
Carrying Value

	As of June 30, 2019	As of December 31, 2018
	(in millions)
Fixed-maturity securities (1):
Externally managed	$2,239	$2,182
Internally managed	487	725
Short-term investments	178	126
Internally managed-other	209	236
Total	$3,113	$3,269
___________________

(1)	14.4% and 22.0% of fixed-maturity securities are rated BIG as of June 30, 2019 and December 31, 2018, respectively.

The Company has no restricted cash as of June 30, 2019 and a de minimis amount of restricted cash as of December 31, 2018.

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of June 30, 2019

Security Type	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI(2) Pre-tax Gain (Loss) on Securities with OTTI	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	58%	$1,602	$119	$—	$1,721	$33	AA-
U.S. government and agencies	2	51	2	—	53	—	AA+
Corporate securities	12	329	12	—	341	—	A
Mortgage-backed securities (4):
RMBS	3	88	3	(1)	90	(1)	A+
CMBS	2	54	1	—	55	—	AAA
Asset-backed securities	16	434	34	(2)	466	(1)	B
Total fixed-maturity securities	93	2,558	171	(3)	2,726	31	A
Short-term investments	7	178	—	—	178	—	AAA
Total investment portfolio	100%	$2,736	$171	$(3)	$2,904	$31	A

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2018

Security Type	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Pre-tax Gain (Loss) on Securities with OTTI	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	58%	$1,659	$61	$(10)	$1,710	$27	AA-
U.S. government and agencies	2	51	2	(1)	52	—	AA+
Corporate securities	10	292	1	(5)	288	—	A
Mortgage-backed securities (4):
RMBS	4	105	2	(2)	105	(1)	A+
CMBS	1	43	—	(1)	42	—	AAA
Asset-backed securities	21	593	119	(2)	710	74	CCC+
Total fixed-maturity securities	96	2,743	185	(21)	2,907	100	A-
Short-term investments	4	126	—	—	126	—	AAA
Total investment portfolio	100%	$2,869	$185	$(21)	$3,033	$100	A-
___________________

(1)	Based on amortized cost.

(2)	Accumulated OCI (AOCI).

(3)
Ratings represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio primarily consists of high-quality, liquid instruments.

(4)	U.S. government-agency obligations were approximately 53% and 59% of mortgage backed securities as of June 30, 2019 and December 31, 2018 based on fair value, respectively.

The following tables summarize, for all fixed-maturity securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of June 30, 2019

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$4	$—	$9	$—	$13	$—
U.S. government and agencies	—	—	17	—	17	—
Corporate securities	18	—	21	—	39	—
Mortgage-backed securities:
RMBS	2	—	22	(1)	24	(1)
CMBS	—	—	16	—	16	—
Asset-backed securities	69	(2)	5	—	74	(2)
Total	$93	$(2)	$90	$(1)	$183	$(3)
Number of securities		26		46		72
Number of securities with OTTI		3		3		6

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2018

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$99	$(3)	$333	$(7)	$432	$(10)
U.S. government and agencies	—	—	17	(1)	17	(1)
Corporate securities	124	(2)	96	(3)	220	(5)
Mortgage-backed securities:
RMBS	18	—	32	(2)	50	(2)
CMBS	15	—	19	(1)	34	(1)
Asset-backed securities	76	(2)	16	—	92	(2)
Total	$332	$(7)	$513	$(14)	$845	$(21)
Number of securities (1)		123		208		328
Number of securities with OTTI		13		4		17
___________________

(1)
The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

Of the securities in an unrealized loss position for 12 months or more as of June 30, 2019 and December 31, 2018, two and three securities, respectively, had unrealized losses greater than 10% of book value. The total unrealized loss for these securities was $1 million as of both June 30, 2019 and December 31, 2018. The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company has determined that the unrealized losses recorded as of June 30, 2019 and December 31, 2018 were yield related and not the result of OTTI.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of June 30, 2019 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of June 30, 2019

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$26	$26
Due after one year through five years	257	264
Due after five years through 10 years	632	661
Due after 10 years	1,501	1,630
Mortgage-backed securities:
RMBS	88	90
CMBS	54	55
Total	$2,558	$2,726

Based on fair value, investments that are either held in trust for the benefit of third party ceding insurers in accordance with statutory requirements, placed on deposit to fulfill state licensing requirements, or otherwise pledged or restricted totaled $96 million and $93 million, as of June 30, 2019 and December 31, 2018, respectively. In addition, the total collateral required to be funded into a reinsurance trust account by AGC for the benefit of AGE as of June 30, 2019 and December 31, 2018 was $320 million and $572 million, respectively, based on fair value.

8.	Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS). The credit derivative portfolio also includes interest rate swaps.

Credit derivative transactions are governed by International Swaps and Derivative Association, Inc. documentation and have certain characteristics that differ from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The components of the Company’s credit derivative net par outstanding are presented in the table below. The estimated remaining weighted average life of credit derivatives was 11.7 years and 11.8 years as of June 30, 2019 and December 31, 2018, respectively.

Credit Derivatives (1)

	As of June 30, 2019		As of December 31, 2018 (2)
	Net Par Outstanding	Net Fair Value	Net Par Outstanding	Net Fair Value
	(in millions)
U.S. public finance	$1,111	$(104)	$1,092	$(63)
Non-U.S. public finance	1,723	(29)	1,732	(30)
U.S. structured finance	1,112	(42)	1,233	(57)
Non-U.S. structured finance	127	(8)	129	(6)
Total	$4,073	$(183)	$4,186	$(156)
____________________
(1)    Expected recoveries were $10 million as of June 30, 2019 and $2 million as of December 31, 2018.

(2)    Prior year presentation has been conformed to the current year's presentation.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of June 30, 2019		As of December 31, 2018
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$976	24.0%	$1,041	24.9%
AA	1,626	39.9	1,628	38.9
A	594	14.6	608	14.5
BBB	751	18.4	776	18.5
BIG (1)	126	3.1	133	3.2
Credit derivative net par outstanding	$4,073	100.0%	$4,186	100.0%
____________________

(1)	BIG relates to U.S. RMBS.

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivative Gain (Loss)

	Second Quarter		Six Months
	2019	2018	2019	2018
	(in millions)
Realized gains on credit derivatives	$1	$1	$2	$2
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(2)	—	(5)	—
Realized gains (losses) and other settlements	(1)	1	(3)	2
Net unrealized gains (losses)	(11)	42	(27)	70
Net change in fair value of credit derivatives	$(12)	$43	$(30)	$72

During Second Quarter 2019, unrealized fair value losses were generated primarily as a result of the wider implied net spreads driven by the decreased market cost to buy protection in AGC’s name during the period and changes in discount rates. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, decreased, the implied spreads that the Company would expect to receive on these transactions increased. These losses were partially offset by the price improvement of certain referenced securities.

During Six Months 2019, unrealized fair value losses were generated primarily as a result of wider implied net spreads driven by the decreased market cost to buy protection in AGC’s name during the period. These losses were partially offset by price improvement of certain referenced securities.

During Second Quarter 2018, unrealized fair value gains were generated primarily as a result of price improvements on the underlying collateral of the Company’s CDS. This was the primary driver of the unrealized fair value gains in the U.S. structured finance sector. The unrealized fair value gains were partially offset by unrealized fair value losses related to the decreased cost to buy protection in AGC’s name as the market cost of AGC’s credit protection decreased during the period.

During Six Months 2018, unrealized fair value gains were generated primarily as a result of the increase in credit given to the primary insurer on one of the Company's second-to-pay CDS policies, CDS terminations, and price improvements on the underlying collateral of the Company’s CDS. The unrealized fair value gains were partially offset by unrealized fair value losses related to the decreased cost to buy protection in AGC’s name as the market cost of AGC’s credit protection decreased during the period.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date.

CDS Spread on AGC
Quoted price of CDS contract (in bps)

	As of June 30, 2019	As of March 31, 2019	As of December 31, 2018	As of June 30, 2018	As of March 31, 2018	As of December 31, 2017
Five-year CDS spread	56	74	110	105	121	163
One-year CDS spread	13	20	22	22	25	70

Fair Value of Credit Derivative Assets (Liabilities)
and Effect of AGC
Credit Spreads

	As of June 30, 2019	As of December 31, 2018
	(in millions)
Fair value of credit derivatives before effect of AGC credit spread	$(268)	$(319)
Plus: Effect of AGC credit spread	85	163
Net fair value of credit derivatives	$(183)	$(156)

The fair value of CDS contracts at June 30, 2019, before considering the benefit applicable to AGC’s credit spreads, is a direct result of the relatively wide credit spreads of certain underlying credits generally due to the long tenor of these credits.

Collateral Posting for Certain Credit Derivative Contracts

The transaction documentation with one counterparty for $209 million in CDS net par insured by AGC requires AGC to post collateral, subject to a $209 million cap, to secure its obligation to make payments under such contracts. Eligible collateral is generally cash or U.S. government or agency securities; eligible collateral other than cash is valued at a discount to the face amount. The table below summarizes AGC’s CDS collateral posting requirements as of June 30, 2019 and December 31, 2018.

AGC Insured CDS Collateral Posting Requirements

	As of June 30, 2019	As of December 31, 2018
	(in millions)
Gross par of CDS with collateral posting requirement	$209	$250
Maximum posting requirement	209	250
Collateral posted	1	1

9.	Variable Interest Entities

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs but does not act as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the Company's financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by the VIE. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to VIEs generate interest income that are in excess of the interest payments on the debt issued by the VIE. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the VIE (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGC is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGC’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay debt service on FG VIEs’ liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the FG VIEs’ debt, except for net premiums received and net claims paid by AGC under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 4, Expected Loss to be Paid.

As part of the terms of its financial guaranty contracts, AGC, under its insurance contract, obtains certain protective rights with respect to the VIE that give AGC additional controls over a VIE. These protective rights are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, AGC typically is not deemed to control a VIE; however, once a trigger event occurs, AGC's control of the VIE typically increases. AGC continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by AGC and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. AGC is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make AGC the control party have not been triggered, then the VIE is not consolidated. If AGC is deemed to no longer have those protective rights, the VIE is deconsolidated.

Consolidated FG VIEs

As of both June 30, 2019 and December 31, 2018, the Company consolidated eight FG VIEs. There were no new consolidations or deconsolidations for the periods presented.

The change in the ISCR of the FG VIEs’ assets held as of the end of the reporting period that was recorded in the condensed consolidated statements of operations were gains of $8 million and $0.5 million for Second Quarter 2019 and 2018, respectively, and $9 million and $1 million for Six Months 2019 and 2018, respectively. To calculate ISCR, the change in the fair value of the FG VIEs’ assets is allocated between changes that are due to ISCR and changes due to other factors, including interest rates. The ISCR amount is determined by using expected cash flows at the original date of consolidation discounted at the effective yield less current expected cash flows discounted at that same original effective yield.

	As of June 30, 2019	As of December 31, 2018
	(in millions)
Excess of unpaid principal over fair value of:
FG VIEs' assets	$30	$43
FG VIEs' liabilities with recourse	4	8
FG VIEs' liabilities without recourse	1	1
Unpaid principal balance for FG VIEs’ assets that were 90 days or more past due	12	12
Unpaid principal for FG VIEs’ liabilities with recourse (1)	105	115
____________________

(1)	FG VIEs’ liabilities with recourse will mature at various dates ranging from 2023 to 2038.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the condensed consolidated financial statements, segregated by the types of assets that collateralize the respective debt obligations for FG VIEs’ liabilities with recourse.

Consolidated FG VIEs
By Type of Collateral

	As of June 30, 2019		As of December 31, 2018
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$19	$18	$20	$18
U.S. RMBS second lien	33	34	28	36
Manufactured housing	49	49	52	54
Total with recourse	101	101	100	108
Without recourse	2	2	1	1
Total	$103	$103	$101	$109

The effect of consolidating FG VIEs includes (i) changes in fair value gains (losses) on FG VIEs’ assets and liabilities, (ii) the elimination of premiums and losses related to the AGC FG VIEs’ liabilities with recourse and (iii) the elimination of investment balances related to the Company’s purchase of AGC insured FG VIEs’ debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs

	Second Quarter		Six Months
	2019	2018	2019	2018
	(in millions)
Net earned premiums	$—	$(1)	$—	$(1)
Fair value gains (losses) on FG VIEs (1)	7	1	8	3
Loss and LAE	(5)	—	(6)	(1)
Effect on income before tax	2	—	2	1
Less: Tax provision (benefit)	—	—	—	—
Effect on net income (loss)	$2	$—	$2	$1

Effect on cash flows from operating activities	$—	$—	$—	$1
____________________

(1)
Recorded as a component of other income on the condensed consolidated statements of operations. See condensed consolidated statements of comprehensive income and Note 14, Shareholder's Equity, for information on changes in fair value of the FG VIEs’ liabilities with recourse that are attributable to changes in the Company's own credit risk.

The consolidation of FG VIEs decreased OCI by $1 million during Second Quarter 2019 and Six Months 2019 and had a de minimis effect on OCI during Second Quarter 2018 and Six Months 2018; and decreased shareholders' equity $7 million and $8 million as of June 30, 2019 and December 31, 2018, respectively.

The primary driver of the gain during Second Quarter 2019 and Six Months 2019 was attributable to higher recoveries on second lien U.S. RMBS FG VIEs' assets. The primary driver of the gain during Second Quarter 2018 and Six Months 2018 was improvement in the underlying collateral of the FG VIEs' assets.

Other Consolidated VIEs

In certain instances where the Company consolidates a VIE that was established as part of a loss mitigation negotiated settlement that results in the termination of the original insured financial guaranty insurance or credit derivative contract the Company classifies the assets and liabilities of those VIEs in the line items that most accurately reflect the nature of the items, as opposed to within the FG VIEs’ assets and FG VIEs’ liabilities. The largest of these VIEs had assets of $90 million and liabilities of $9 million as of June 30, 2019 and assets of $87 million and liabilities of $21 million as of December 31, 2018, primarily recorded in the investment portfolio and credit derivative liabilities on the condensed consolidated balance sheets.

Non-Consolidated VIEs

As described in Note 3, Outstanding Exposure, the Company monitors all policies in the insured portfolio. Of the approximately 4 thousand policies monitored as of June 30, 2019, approximately 2 thousand policies are not within the scope of Accounting Standards Codification (ASC) 810 because these financial guaranties relate to the debt obligations of governmental organizations or financing entities established by a governmental organization. The majority of the remaining policies involve transactions where the Company is not deemed to currently have control over the FG VIEs’ most significant activities. As of June 30, 2019 and December 31, 2018, the Company identified 90 and 99 policies, respectively, that contain provisions and experienced events that may trigger consolidation. Based on management’s assessment of these potential triggers or events, the Company consolidated eight FG VIEs as of both June 30, 2019 and December 31, 2018, respectively. The Company’s exposure provided through its financial guaranties with respect to debt obligations of FG VIEs is included within net par outstanding in Note 3, Outstanding Exposure.

10.     Equity Method Investments

Summarized Financial Information

Statement of Operations Data

	Second Quarter		Six Months
	2019	2018	2019	2018
	(in millions)
Total revenues	$20	$25	$45	$51
Net income	11	15	21	31

Dividends

In March 2019, MAC received approval from the New York State Department of Financial Services to dividend to MAC Holdings $100 million in 2019, an amount that exceeded the dividend capacity that was available for distribution without regulatory approval. MAC distributed a $100 million dividend to MAC Holdings in Second Quarter 2019. No further dividends are available for MAC to distribute in 2019 without approval from the New York State Department of Financial Services.

11.	Income Taxes

Overview

The Company files its U.S. federal tax return as a part of the consolidated group for AGUS, its direct parent holding company. Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis.

Provision for Income Taxes

AGC is taxed at the U.S. corporate income tax rate of 21%. The Company's provision for income taxes for interim financial periods is not based on an estimated annual effective rate due, for example, to the variability in loss reserves, fair value of its credit derivatives and VIEs, and foreign exchange gains and losses which prevents the Company from projecting a reliable estimated annual effective tax rate and pretax income for the full year 2019. A discrete calculation of the provision is calculated for each interim period.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Second Quarter		Six Months
	2019	2018	2019	2018
	(in millions)
Expected tax provision (benefit) at statutory rates	$16	$17	$13	$35
Tax-exempt interest	(1)	(2)	(3)	(4)
Taxes on reinsurance	—	(1)	1	(1)
Other	—	—	(1)	—
Total provision (benefit) for income taxes	$15	$14	$10	$30
Effective tax rate	18.9%	16.6%	15.7%	17.6%

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed.

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities) (1)

	As of June 30, 2019	As of December 31, 2018
	(in millions)
Deferred tax assets (liabilities)	$85	$96
Current tax assets (liabilities)	(3)	(3)
____________________

(1)	Included in other assets or other liabilities on the condensed consolidated balance sheets.

Valuation Allowance

The Company has $13 million of foreign tax credit (FTC) carryovers from previous acquisitions for use against regular tax in future years. FTCs will begin to expire in 2020 and will fully expire by 2027. In analyzing the future realizability of FTCs, the Company notes limitations on future foreign source income due to overall foreign losses as negative evidence. After reviewing positive and negative evidence, the Company came to the conclusion that it is more likely than not that the FTC will not be utilized, and therefore recorded a valuation allowance with respect to this tax attribute.

The Company came to the conclusion that it is more likely than not that the remaining net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with the remaining net deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Audits

As of June 30, 2019, AGUS had open tax years with the U.S. Internal Revenue Service (IRS) for 2015 to present and is currently under audit for the 2016 tax year. In December 2016, the IRS issued a Revenue Agent Report for the 2009 - 2012 audit period, which did not identify any material adjustments that were not already accounted for in prior periods. The 2013 and 2014 tax years closed in 2018.

Uncertain Tax Positions

The Company's policy is to recognize interest related to uncertain tax positions in income tax expense and has accrued $0.1 million for Six Months 2019 and $0.3 million for the full year 2018. As of June 30, 2019 and December 31, 2018, the Company has accrued $0.7 million and $0.5 million of interest, respectively.

The total amount of reserves for unrecognized tax positions, including accrued interest, as of June 30, 2019 and December 31, 2018 that would affect the effective tax rate, if recognized, was $4.9 million and $4.7 million, respectively.

12.	Reinsurance

AGC assumes exposure (Assumed Business) from affiliated and non-affiliated companies, primarily other monoline financial guaranty companies that currently are in runoff and no longer actively writing new business (Legacy Monoline Insurers), and may cede portions of exposure it has insured (Ceded Business) in exchange for premiums, net of any ceding commissions. The Company, if required, secures its reinsurance obligations to these Legacy Monoline Insurers, typically by depositing in trust assets with a market value equal to its assumed liabilities calculated on a U.S. statutory basis. The Company currently secures its reinsurance obligations to Assured Guaranty (Europe) plc by depositing assets in trust with a market value determined by a methodology agreed with the ceding company and accepted by the Prudential Regulation Authority. AGC has historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

The Company’s facultative and treaty assumed agreements with the Legacy Monoline Insurers are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria;

•	if the Company fails to maintain a specified minimum financial strength rating, or

•	upon certain changes of control of the Company.

Upon termination due to one of the above events, the Company typically would be required to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a U.S. statutory basis, attributable to the Assumed Business (plus, in certain cases, an additional required amount), after which the Company would be released from liability with respect to such business.

As of June 30, 2019, if each third party company ceding business to AGC had a right to recapture such business, and chose to exercise such right, the aggregate amount that AGC could be required to pay to all such companies would be approximately $302 million.

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. The Company’s ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.

Effect of Reinsurance

The following table presents the components of premiums and losses reported in the condensed consolidated statements of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	Second Quarter		Six Months
	2019	2018	2019	2018
	(in millions)
Premiums Written:
Direct	$2	$—	$7	$—
Assumed (1)	(6)	331	(9)	332
Ceded (2)	4	(65)	(1)	(66)
Net	$—	$266	$(3)	$266
Premiums Earned:
Direct	$32	$33	$56	$85
Assumed	14	15	32	21
Ceded (2)	(13)	(15)	(25)	(32)
Net	$33	$33	$63	$74
Loss and LAE:
Direct	$(4)	$3	$33	$5
Assumed	5	2	12	8
Ceded (2)	(9)	(4)	(12)	(11)
Net	$(8)	$1	$33	$2
____________________
(1)    Negative assumed premiums written were due to terminations.

(2)     Ceded amounts mainly consist of cessions to affiliates.

Ceded Reinsurance (1)

	As of June 30, 2019		As of December 31, 2018
	Affiliated Reinsurers	Non-Affiliated Reinsurers	Affiliated Reinsurers	Non-Affiliated Reinsurers
	(in millions)
Ceded premium payable, net of commissions	$57	$—	$62	$—
Ceded expected loss to be recovered (paid)	107	—	4	—
Ceded unearned premium reserve	190	3	218	3
Ceded par outstanding (2)	17,415	99	21,168	99
____________________

(1)
There was no collateral posted by third party reinsurers as of June 30, 2019 and December 31, 2018. The total collateral posted by affiliated reinsurers was $296 million and $310 million as of June 30, 2019 and December 31, 2018, respectively.

(2)
Of the total par ceded to unrated or BIG rated reinsurers, none is rated BIG as of either June 30, 2019 nor December 31, 2018. Of the total ceded par to affiliates, $545 million and $610 million is rated BIG as of June 30, 2019 and December 31, 2018, respectively.

Reinsurance of Syncora Guarantee Inc.’s Insured Portfolio

On June 1, 2018, AGC closed the SGI Transaction under which AGC assumed, generally on a 100% quota share basis, substantially all of SGI’s insured portfolio. The SGI Transaction also included the commutation of a book of business previously ceded to SGI by AGM. As of June 1, 2018, the gross par value of exposures reinsured by AGC totaled approximately $12 billion (including credit derivative gross par of approximately $1.7 billion). The reinsured portfolio consisted predominantly of public finance and infrastructure obligations that met AGC’s underwriting criteria and generated $331 million of assumed written premiums. On June 1, 2018, as consideration, SGI paid $344 million and assigned to AGC estimated financial guaranty future insurance installment premiums of $55 million, and future credit derivative installments of approximately $17 million. The assumed portfolio from SGI included BIG contracts which had, as of June 1, 2018, expected losses to be paid of $131 million (present value basis using risk free rates), which will be expensed over the expected terms of those contracts as unearned premium reserve amortizes. In connection with the SGI Transaction, the Company incurred and expensed $4 million in fees to professional advisors.

Additionally, beginning on June 1, 2018, on behalf of SGI, AGC began providing certain administrative services on the assumed portfolio, including surveillance, risk management, and claims processing.

Immediately after the closing of the SGI Transaction, AGC ceded par of $4.1 billion and unearned premium reserve of $67 million of the SGI business to Assured Guaranty Re Ltd.

Excess of Loss Reinsurance Facility

Effective January 1, 2018, AGC, AGM and MAC entered into a $400 million aggregate excess of loss reinsurance facility of which $180 million was placed with an unaffiliated reinsurer. This facility covers losses occurring either from January 1, 2018 through December 31, 2024, or January 1, 2019 through December 31, 2025, at the option of AGC, AGM and MAC. It terminates on January 1, 2020, unless AGC, AGM and MAC choose to extend it. It covers certain U.S. public finance exposures insured or reinsured by AGC, AGM and MAC as of September 30, 2017, excluding exposures that were rated below-investment grade as of December 31, 2017 by Moody’s or S&P or internally by AGC, AGM or MAC and is subject to certain per credit limits. Among the exposures excluded are those associated with the Commonwealth of Puerto Rico and its related authorities and public corporations. The facility attaches when AGC’s, AGM’s and MAC’s net losses (net of AGC’s and AGM's reinsurance (including from affiliates) and net of recoveries) exceed $0.8 billion in the aggregate. The facility covers a portion of the next $400 million of losses, with the reinsurer assuming $180 million of the $400 million of losses and AGC, AGM and MAC jointly retaining the remaining $220 million. The reinsurer is required to be rated at least AA- or to post collateral sufficient to provide AGM, AGC and MAC with the same reinsurance credit as reinsurers rated AA-. AGM, AGC and MAC are each obligated to pay the reinsurer its share of recoveries relating to losses during the coverage period in the covered portfolio. AGC, AGM and MAC paid approximately $3.2 million of premiums (of which AGC paid approximately $0.3 million) in 2018 for the term January 1, 2018 through December 31, 2018 and approximately $3.2 million of premiums (of which AGC paid approximately $0.3 million) in 2019 for the term January 1, 2019 through December 31, 2019.

13.	Commitments and Contingencies

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, the Company and its affiliates assert claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future. For example, the Company has commenced a number of legal actions in the Federal District Court for Puerto Rico to enforce its rights with respect to the obligations it insures of Puerto Rico and various of its related authorities and public corporations. See "Exposure to Puerto Rico" section of Note 3, Outstanding Exposure, for a description of such actions. See "Recovery Litigation" section of Note 4, Expected Loss to be Paid, for a description of recovery litigation unrelated to Puerto Rico. The amounts, if any, the Company will recover in these and other proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

The Company also receives subpoenas duces tecum and interrogatories from regulators from time to time.

Litigation

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (LBIE) sued AG Financial Products Inc. (AGFP), an affiliate of AGC which in the past had provided credit protection to counterparties under CDS. AGC acts as the credit support provider of AGFP under these CDS. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, asserted a claim for breach of the implied covenant of good faith and fair dealing based on AGFP's termination of nine credit derivative transactions between LBIE and AGFP and asserted claims for breach of contract and breach of the implied covenant of good faith and fair dealing based on AGFP's termination of 28 other credit derivative transactions between LBIE and AGFP and AGFP's calculation of the termination payment in connection with those 28 other credit derivative transactions. Following defaults by LBIE, AGFP properly terminated the transactions in question in compliance with the agreement between AGFP and LBIE, and calculated the termination payment properly. AGFP calculated that LBIE owes AGFP approximately $4 million for the claims which were dismissed and $25 million in connection with the termination of the other credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. AGFP filed a motion to dismiss the claims for breach of the implied covenant of good faith in LBIE's complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss in respect of the count relating to the nine credit derivative transactions and narrowed LBIE's claim with respect to the 28 other credit derivative transactions. LBIE's administrators disclosed in an April 10, 2015 report to LBIE’s unsecured creditors that LBIE's valuation expert has calculated LBIE's claim for damages in aggregate for the 28 transactions to range between a minimum of approximately $200 million and a maximum of approximately $500 million, depending on what adjustment, if any, is made for AGFP's credit risk and excluding any applicable interest. AGFP filed a motion for summary judgment on the remaining causes of action asserted by LBIE and on AGFP's counterclaims, and on July 2, 2018, the court granted in part and denied in part AGFP’s motion. The court dismissed, in its entirety, LBIE’s remaining claim for breach of the implied covenant of good faith and fair dealing and also dismissed LBIE’s claim for breach of contract solely to the extent that it is based upon AGFP’s conduct in connection with the auction. With respect to LBIE’s claim for breach of contract, the court held that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith. On October 1, 2018, AGFP filed an appeal with the Appellate Division of the Supreme Court of the State of New York, First Judicial Department, seeking reversal of the portions of the lower court's ruling denying AGFP’s motion for summary judgment with respect to LBIE’s sole remaining claim for breach of contract. On January 17, 2019, the Appellate Division affirmed the Supreme Court's decision, holding that the lower court correctly determined that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith.

On May 2, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico against various Commonwealth general obligation bondholders and bond insurers, including AGC and AGM, that had asserted in their proofs of claim that their bonds are secured. The complaint seeks a judgment declaring that defendants do not hold consensual or statutory liens and are unsecured claimholders to the extent they hold allowed claims. The complaint also asserts that even if Commonwealth law granted statutory liens, such liens are avoidable under Section 545 of the Bankruptcy Code. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element.

On May 20, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico against the fiscal agent and holders and/or insurers, including AGC and AGM, that have asserted their PRHTA bond claims are entitled to secured status in PRHTA’s Title III case. Plaintiffs are seeking to avoid the PRHTA bondholders’ liens and contend that (i) the scope of any lien only applies to revenues that have been both received by PRHTA and deposited in certain accounts held by the fiscal agent and does not include PRHTA’s right to receive such revenues; (ii) any lien on revenues was not perfected because the fiscal agent does not have “control” of all accounts holding such revenues; (iii) any lien on the excise tax revenues is no longer enforceable because any rights PRHTA had to receive such revenues is preempted by PROMESA; and (iv) even if PRHTA held perfected liens on PRHTA’s revenues and the right to receive such revenues, such liens were terminated by Section 552(a) of the Bankruptcy Code as of the petition date. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element.

14.    Shareholder's Equity

Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Second Quarter 2019

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Net Unrealized Gains (Losses) on FG VIEs’ Liabilities with Recourse due to ISCR	Total AOCI
	(in millions)
Balance, March 31, 2019	$104	$74	$(4)	$174
Other comprehensive income (loss) before reclassifications	25	(39)	—	(14)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	2	—	—	2
Net investment income	2	13	—	15
Other income (loss)	—	—	(1)	(1)
Tax (provision) benefit	(1)	(3)	—	(4)
Total amount reclassified from AOCI, net of tax	3	10	(1)	12
Net current period other comprehensive income (loss)	22	(49)	1	(26)
Balance, June 30, 2019	$126	$25	$(3)	$148

Changes in Accumulated Other Comprehensive Income by Component
Second Quarter 2018

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Net Unrealized Gains (Losses) on FG VIEs’ Liabilities with Recourse due to ISCR	Total AOCI
	(in millions)
Balance, March 31, 2018	$83	$87	$(5)	$165
Other comprehensive income (loss) before reclassifications	2	(1)	—	1
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(1)	(1)	—	(2)
Other income (loss)	—	—	—	—
Tax (provision) benefit	1	—	—	1
Total amount reclassified from AOCI, net of tax	—	(1)	—	(1)
Net current period other comprehensive income (loss)	2	—	—	2
Balance, June 30, 2018	$85	$87	$(5)	$167

Changes in Accumulated Other Comprehensive Income by Component
Six Months 2019

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Net Unrealized Gains (Losses) on FG VIEs’ Liabilities with Recourse due to ISCR	Total AOCI
	(in millions)
Balance, December 31, 2018	$64	$79	$(4)	$139
Other comprehensive income (loss) before reclassifications	65	(44)	—	21
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	2	—	—	2
Net investment income	2	13	—	15
Other income (loss)	—	—	(1)	(1)
Tax (provision) benefit	(1)	(3)	—	(4)
Total amount reclassified from AOCI, net of tax	3	10	(1)	12
Net current period other comprehensive income (loss)	62	(54)	1	9
Balance, June 30, 2019	$126	$25	$(3)	$148

Changes in Accumulated Other Comprehensive Income by Component
Six Months 2018

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Net Unrealized Gains (Losses) on FG VIEs’ Liabilities with Recourse due to ISCR	Total AOCI
	(in millions)
Balance, December 31, 2017	$124	$84	$—	$208
Effect of adoption of ASU 2016-01 (1)	—	—	(5)	(5)
Other comprehensive income (loss) before reclassifications	(39)	1	(1)	(39)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(1)	(2)	—	(3)
Other income (loss)	—	—	(1)	(1)
Tax (provision) benefit	1	—	—	1
Total amount reclassified from AOCI, net of tax	—	(2)	(1)	(3)
Net current period other comprehensive income (loss)	(39)	3	—	(36)
Balance, June 30, 2018	$85	$87	$(5)	$167
____________________

(1)
On January 1, 2018, the Company adopted ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities, resulting in a cumulative-effect reclassification of a $5 million loss, net of tax, from retained earnings to AOCI.

Share Repurchases

During Second Quarter 2019, AGC repurchased 2,220 shares from AGUS at $100 million. Pursuant to an amendment to AGC's Charter, the par value of AGC's remaining shares of common stock issued and outstanding was increased in order to maintain AGC's total common stock at or above $15 million as is required under the laws of the various jurisdictions for the Company to be licensed as a financial guaranty insurer.

During the first quarter of 2018, AGC repurchased 4,441 shares from AGUS at $200 million. Pursuant to an amendment to AGC's Charter, the par value of AGC's remaining shares of common stock issued and outstanding was increased in order to maintain AGC's total common stock at or above $15 million as is required under the laws of the various jurisdictions for the Company to be licensed as a financial guaranty insurer.

Dividends

In the third quarter of 2019 AGC declared $15 million in dividends.

15.	Subsequent Events

Subsequent events have been considered through September 6, 2019, the date on which these financial statements were issued.